Exhibit 10.4

[***] = Certain information contained in this document, marked by brackets, has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

Global Alliance for Biotronik Product

Distribution Agreement

by and between

Biotronik SE & Co. KG	(Biotronik)

Woermannkehre 1, 12359 Berlin, Germany

and

Acutus Medical, Inc.	(Acutus)

2210 Faraday Ave Suite 100, Carlsbad 92008, California, U.S.A.

(Biotronik and Acutus together the Parties and each a Party)

Table of Contents

1.	Definitions and Interpretation			2

2.	Appointment as Distributor and Principles of Distribution			3

	2.1	Appointment		3

	2.2	Distributorship		4

	2.3	Ramp-Up Periods for distribution of Bio Products		5

	2.4	Exclusive Distributorship of Bio Products		6

	2.5	Sales Outside the Territory		7

	2.6	Status of Acutus		7

	2.7	Sub-Distributors		8

	2.8	Resale Prices		9

	2.9	Bio Products		9

		2.9.1	Range of Bio Products	9

		2.9.2	Bio Products Changes	9

		2.9.3	New Products	11

		2.9.4	Discontinued Products	12

		2.9.5	Removed Products	13

3.	Sales Promotion			13

	3.1	Principles Governing Sales Promotion		13

	3.2	Sales Organization		14

	3.3	General Compliance		14

	3.4	Annual Business Plan Session		14

	3.5	Annual Purchase Targets		15

	3.6	Marketing		18

	3.7	Information to Biotronik		18

	3.8	Stocks and Expired Bio Products		19

	3.9	Insurance		19

	3.10	After-Sales Services		19

	3.11	Training		20

	3.12	Documentation and Specimens		20

4.	Quality, Regulatory and Compliance			21

	4.1	Quality Management		21

	4.2	Marketing Authorization Approvals		21

		4.2.1	Principles Governing Marketing Authorization Approvals	21

		4.2.2	New Marketing Authorization Approvals in Countries of the Territory other than the U.S. and China	22

		4.2.3	Marketing Authorization Approvals in the U.S.	23

		4.2.4	Marketing Authorization Approvals in China	24

		4.2.5	Sale or Import without Marketing Authorization Approval	24

	4.3	Clinical Trial Coordination		24

	4.4	Government Reimbursement		25

5.	Sales to Acutus			25

	5.1	Terms of Sale		25

	5.2	Forecasts		26

	5.3	Order Process		26

	5.4	Delivery Terms		27

	5.5	Receipt of the Deliveries		28

	5.6	Late Delivery		29

	5.7	Packaging and Labelling		29

	5.8	No Modifications to the Products		30

	5.9	Prices		30

	5.10	Payment Conditions		31

	5.11	Warranty		31

		5.11.1	In General	31

		5.11.2	Warranty Period	32

		5.11.3	Notice of Breach	32

		5.11.4	Warranty Claims Management	33

		5.11.5	Remedies	34

		5.11.6	Time Limitations (Verjährung) and Forfeiture (Verwirkung) of Claims	34

6.	Liability			35

7.	Indemnification			35

	7.1	Indemnification of Acutus by Biotronik		35

	7.2	Indemnification of Biotronik by Acutus		36

	7.3	Third-party claims		37

8.	Intellectual Property			38

	8.1	Principle		38

	8.2	Use of Biotronik Intellectual Property Rights by Acutus		38

	8.3	Use of Acutus Intellectual Property Rights by Biotronik		39

	8.4	Infringements		39

		8.4.1	Infringements of Biotronik Intellectual Property Rights	40

		8.4.2	Infringements of Third-Party Intellectual Property Rights	40

9.	Force Majeure			41

10.	Confidentiality			42

	10.1	Handling of the Confidential Information		42

	10.2	Exceptions		43

11.	Data Protection			43

12.	Term and Termination of this Agreement			44

	12.1	Term		44

	12.2	Termination for Good Cause		45

	12.3	Effects of Termination		47

		12.3.1	Surviving Obligations	47

		12.3.2	Right to Represent the Products	47

		12.3.3	Intellectual Property	48

		12.3.4	Products in Stock	48

		12.3.5	Marketing Authorization Approvals	50

		12.3.6	No Indemnity	50

13.	Miscellaneous			51

	13.1	No Set-Off		51

	13.2	Entire Agreement and Annexes		51

	13.3	Written Notices		51

	13.4	Severability		52

	13.5	Amendments		52

	13.6	No Waiver		52

	13.7	Assignment		52

	13.8	Applicable Law and Jurisdiction		53

Annex 1(a) – Definitions				56

Annex 2.1 – Territory and Ramp-Up Period				62

Annex 2.1(a) – Bio Products				63

Annex 2.1(b) – OEM Products				64

Annex 2.5 – Competing Companies				65

Annex 3.5 – Annual Purchase Targets				66

Annex 4.1 – Quality Management Agreement				67

Preamble

A.

Biotronik has developed and manufactures, inter alia, a portfolio of electrophysiology products for cardiac mapping and radiofrequency ablation therapy. Biotronik has also built a portfolio of OEM electrophysiology products, where Biotronik is not the manufacturer of record but owns certain resale and distribution rights. Some of these OEM electrophysiology products are exclusively designed, labelled, or produced for Biotronik.

B	Acutus is active, inter alia, in the field of distribution of medical devices.

C.	Biotronik intends to appoint Acutus as a distributor for Bio Products in the Territory, and Acutus intends to accept such appointment.

D.

Acutus wishes have access to the OEM Products for distribution in the Territory. Biotronik intends to grant Acutus for convenience access to the distribution of the OEM Products, which Biotronik may distribute according to certain distribution agreements Biotronik has concluded with Third Party OEM manufacturers, but Acutus is receiving the right to distribute the OEM Products under this Agreement only to the extent possible in accordance with the contractual restrictions of Biotronik according to such distribution agreements that are set forth in Annex 2.1(b), as Annex 2.1(b) may be updated by Biotronik in accordance with this Agreement. Biotronik aims to support and align with Acutus regarding any claim Acutus might have regarding such Third Party OEM manufacturers due to the distribution of the OEM Products received via Biotronik. However Biotronik shall not be liable towards Acutus with regard to any claims stemming from of relating to such OEM Products except as set forth in this Agreement.

E.

Acutus also wishes remain free to access the OEM Products for distribution independently of this Agreement (e.g., directly from the OEM manufacturers); and Biotronik acknowledges and agrees that Acutus is free to obtain the OEM Products, negotiate, and enter into any agreements directly with the OEM manufacturers; except with regard to Qiona and Senovo products to the extent more particularly set forth in this Agreement below.

Now, therefore, the Parties agree as follows:

1.	Definitions and Interpretation

(a)	The capitalized terms set out in Annex 1(a) have the meanings set forth in that Annex, whether used in the singular or plural form.

(b)	The words “includes”, “including”, “in particular”, “such as” and “inter alia” and the examples given in the Agreement are to be construed without limitation.

(c)	Obligations on a Party to provide information or notification to the other Party will be construed to mean “without undue delay”, unless agreed otherwise.

(d)	References to a person include an individual, a body corporate, an unincorporated association of persons, government, state, state agency, corporation, association or partnership.

(e)	References to “days” mean calendar days unless specified to be Business Days.

(f)	References to a Party in this Agreement include references to the successors or permitted assigns of that Party.

(g)	A document is a reference to that document as modified or replaced from time to time.

(h)

Any reference to an enactment (which includes any legislation in any relevant jurisdictions) includes references to (i) that enactment as re-enacted, amended, extended or applied by or under any other enactment (before, on or after the Effective Date); (ii) any enactment which that enactment reenacts (with or without modification); and (iii) any subordinate legislation made (before, on or after the Effective Date) under that enactment, as reenacted, amended, extended or applied as described; (iv) any enactment, statute, legislation or law in any relevant jurisdictions.

(i)

The Parties acknowledge that this Agreement has been individually negotiated, and each had the opportunity to consult with independent counsel of their own choice. They have entered into this Agreement based on their own judgment and not on any promises or representations other than those contained in the Agreement. This Agreement will be construed as a whole, according to its fair meaning, and not in favor of or against any Party.

(j)

References in this Agreement to EU/EEA countries means the countries that are in the European Economic Area, as defined under the EEA Agreement that formally establishes the European Economic Area, as such agreement is updated from time to time.

2.	Appointment as Distributor and Principles of Distribution

2.1	Appointment

(a)	Biotronik hereby appoints Acutus as distributor for the Bio Products in the Territory, and Acutus hereby accepts such appointment.

(b)

Biotronik hereby appoints Acutus as distributor for the OEM Products in the Territory, as OEM Products is defined in Annex 2.1(b), only to the extent Annex 2.1(b) indicates that Biotronik can authorize Acutus to distribute the OEM Product. Such distribution shall be subject to the contractual terms and conditions of Biotronik for such OEM Products agreed with the Third Party suppliers of such OEM Products, but subject to (and without limiting) the terms of this Agreement. Acutus hereby acknowledges and agrees that distribution of OEM Products by Acutus is subject to any such conditions and limitations with regard to the OEM Products. Biotronik will notify Acutus in writing of any change to such terms and conditions that may impact Acutus in advance (i.e. before such change becomes effective), but solely to the extent such change affects Annex 2.1(b), and the Parties will promptly discuss in good faith any accommodations that are necessary or desirable to be made in light of such changes, it being understood that Biotronik shall be free to negotiate the terms of conditions for such OEM Products with the Third Party suppliers. Annex 2.1(b) sets out the OEM Products, the Manufacturer of Record of the OEM Products, the term of the respective contracts between Biotronik and the Manufacturer of Record of the OEM Products that may impact Acutus, and the countries where the OEM Products may be sold as of the Effective Date of this Agreement. Biotronik shall update Annex 2.1(b) as and when required to reflect additional or changed terms under the OEM agreements that are applicable to and may impact the OEM Products or Acutus by providing at least sixty (60) days advance written notice to Acutus; and updates will be applicable only to OEM Products ordered by Acutus more than sixty (60) days after the date of such notice.

(c)

Acutus will not import into the Territory or distribute in the Territory any Bio Products received from any source other than Biotronik or a reseller (to the extent the reseller is authorized by Biotronik to sell Bio Products to Acutus for the Territory).

(d)

Biotronik acknowledges and agrees, however, that Acutus has the right to obtain all of the OEM Products directly from the OEM manufacturers and other sources and to commercialize the OEM Products worldwide, including if desired by Acutus under Acutus branding; except that (i) without limiting and subject to all rights of Acutus under the License and Distribution Agreement, the Qiona OEM Product can be obtained by Acutus only from Biotronik; and (ii)

the Senovo OEM Product can be obtained by Acutus from OEM manufacturers directly, but without Biotronik’s proprietary trademarks and branding (e.g., can be purchased by Acutus from the OEM manufacturer under manufacturer or Acutus branding). Except for the terms in this Section 2.1(d), none of the terms of this Agreement apply with regard to any OEM Products obtained by Acutus from a source other than Biotronik. Under no circumstances shall any OEM Product commercialized by Acutus be considered a Competing Product to any Bio Product, and under no circumstances shall any activities of Acutus with regard to any OEM Product obtained from a source other than Biotronik be governed by or considered a breach of this Agreement. As used in this Agreement below, the terms “Product” and “OEM Product” exclude such OEM product obtained by Acutus other than from Biotronik under this Agreement.

2.2	Distributorship

(a)	Subject to Section 2.4, the appointment of Acutus as a distributor for the Bio Products is non-exclusive.

(b)	The appointment of Acutus as distributor for the OEM Products is non-exclusive.

(c)

Subject to Section 2.4, Biotronik may appoint any Third Party as distributor for Bio Products inside and outside of the Territory; provided that distributors of Biotronik in the Territory must be non-exclusive only. Similarly, Biotronik acknowledges and agrees that Acutus is authorized to make sales of Products throughout the EU/EEA, UK and Switzerland even outside the Territory to the extent restriction of such sales is not authorized by applicable law. Subject to Section 2.4, Acutus acknowledges that other distributors or resellers may conduct sales in the Territory.

(d)

Prior to the Effective Date, Biotronik will have provided Acutus with a list of all Third Party distributors and agents currently appointed by Biotronik for Bio Products that have rights to sell in or into the U.S. and Canada. For the countries of the Territory other than the U.S. and Canada, Biotronik shall use reasonable endeavours to inform Acutus on a regular basis of the name of all Third Party distributors of the Bio Products.

(e)	Subject to Section 2.4, Biotronik, its Affiliates and Third Party distributors retain the right to conduct sales of Products inside and outside of the Territory.

(f)

Acutus, its Affiliates and Sub-Distributors have the right to conduct sales of Bio Products in and into the Territory and for countries in the EU/EEA, UK and Switzerland both inside and outside the countries of the Territory which are part of the EU/EEA, UK and Switzerland except as otherwise provided in Section 2.3(d).

2.3	Ramp-Up Periods for distribution of Bio Products

(a)

Acutus and Biotronik shall share market development costs in the Territory incurred during the Ramp-Up Periods solely to the extent mutually agreed by both Parties in writing. The Parties agree that the ramp-up periods for the distribution of Bio Products in each country in the Territory are set forth in Annex 2.1 of this Agreement, subject to adjustment as set forth in Section 2.3(b) or 2.3(c) (the Ramp-Up Periods).

(b)

The Ramp-Up Period for each country in the Territory shall commence in the respective country upon the granting of the respective Marketing Authorization Approval by the Governmental Authorities in the country (or upon the Effective Date if already granted as of the Effective Date) and shall end in such country at the end of the number of consecutive months after Marketing Authorization Approval in such country (or after the Effective Date if a Marketing Authorization Approval is already granted as of the Effective Date) as indicated in Annex 2.1, except such duration shall be adjusted as follows. Because the Parties desire to have the Annual Purchase Targets for all countries begin on January 1, and end on December 31, of each calendar year, the duration of each Ramp-Up Period shall be determined as if the Ramp-Up Period began on: (i) for Marketing Authorization Approvals existing as of the Effective Date, January 1, 2021; (ii) for all other Marketing Authorization Approvals obtained prior to July 1 of a calendar year, the January 1 preceding the date on which the Marketing Authorization Approval was obtained (i.e., January 1 of the calendar year in which the Marketing Authorization Approval was obtained); and (iii) for Marketing Authorization Approvals obtained on or after July 1 of a calendar year, the January 1 immediately following the date on which the Marketing Authorization Approval is obtained (i.e., January 1 of the calendar year following the calendar year in which the Marketing Authorization Approval was obtained).

(c)

In all countries of the Territory where Biotronik, its Affiliate or a Third Party designee is responsible for maintaining the Marketing Authorization Approval, if Marketing Authorization Approval is lost, then the Annual Purchase Targets for all such countries affected by the loss shall be reduced as reasonably necessary to account for the loss, as follows. In each calendar year in which the MAA was not in effect for any part of such year, the Annual Purchase Target for the applicable Bio Product for which the MAA was lost shall be reduced in the affected countries pro-rata based upon the duration of the loss as a percentage of the duration of the calendar year. The Parties acknowledge that such loss is a serious obstacle to conduct sales in such affected countries of the

Territory and may have negative effects beyond the actual time period during which or Bio Product for which no MAA exists, however. Accordingly, Acutus will have the right to provide an estimate for the impact on the sales on Bio Product beyond such adjustment and request an additional reduction of the Annual Purchase Targets. The Parties will discuss in good faith the impact of Biotronik’s loss of the MAA, and each Party will attempt in good faith to reasonably resolve issues caused by the loss collaboratively with the other and to minimize adverse impact on Bio Product sales. For clarity, adjustments to Annual Purchase Targets beyond the automatic adjustment described in this paragraph above will be made solely as mutually agreed.

(d)

Biotronik, as of the Effective Date, is contractually obligated to Third Parties in a manner that prevents Biotronik from adding the entire countries of [****] to the Territory on the Effective Date. As a result, Biotronik shall use reasonable efforts to terminate such contractual obligations within one year after the Effective Date. [****] shall only be deemed added to the Territory on the termination of all the respective obligations towards Third Parties in the respective country. If the respective obligations in such a country cannot be terminated with effect for the entire country or for all customers in that country, but solely with effect for parts of a country or specific accounts of the country or some customers in that country, the respective country shall be added to the Territory, but any distribution of Bio Products under this Agreement in [****] shall be subject to Biotronik’s remaining obligations to Third Parties in that country that have been communicated to Acutus. If a Third Party is only willing to terminate a relevant obligation towards Biotronik against payment, Biotronik may offer Acutus to reimburse Biotronik for such payment and may terminate such Third Party obligations if Acutus undertakes in writing, prior to such termination, to reimburse Biotronik for such payment. Biotronik will keep Acutus reasonably informed of steps and progress made to add [****] to the Territory.

2.4	Exclusive Distributorship of Bio Products

(a)

If and for as long as Acutus has an exclusive distribution right for certain Bio Products in the U.S. or in China pursuant to Section 4.2.3(b) or Section 4.2.4(b), and if and for as long as Acutus has an exclusive distribution right for certain Bio Products in any other country within the Territory pursuant to Section 4.2.2, respectively, Biotronik and its Affiliates will, for the duration of such exclusive distribution right, not appoint or maintain any other distributor for these countries and will not allow any Third Party to make sales of the relevant Bio Products (in any configuration) in or into such countries where an exclusive distribution right is granted by Biotronik.

(b)

If a Competing Company acquires control of Acutus, and if such Competing Company distributes at or after the closing date of the respective Change of Control a Competing Product or a series of Competing Products which competes with (i) the Bio Product or Bio Products covered by the respective IDE clinical study according to Section 4.2.3(b) or Section 4.2.4(b) respectively or (ii) the relevant Bio Product according to Section 4.2.2(c); then the respective exclusive distribution rights of Acutus shall immediately become non-exclusive distribution rights. For the avoidance of doubt, Acutus’ exclusivity will only terminate with respect to the Bio Product with which such Competing Product competes and only in the country in which the Competing Company is distributing the Competing Product, and Acutus will retain a non-exclusive distribution right for the relevant Bio Product for the remaining term of this Agreement. Any other Change of Control shall not affect Acutus’ exclusive distribution rights. As an example, if a Competing Company acquires Acutus but does not distribute an irrigated RF catheter with an FDA approved indication for use in paroxysmal atrial fibrillation at the time of the acquisition, then Acutus’ exclusive right to distribute the corresponding Bio Product remains in place (until such time and in such country as such Competing Company distributes a Competing Product to such Bio Product).

(c)

Biotronik, its Affiliates, and their distributors for the duration of such exclusive distribution right, shall not sell or represent the relevant Bio Products in or into countries where Acutus has an exclusive distribution right.

2.5	Sales Outside the Territory

Acutus will not, and will cause its Affiliates and Sub-Distributors not to, (i) conduct sales of or accept orders for Bio Products outside the Territory; or (ii) sell the Bio Products to any Third Party if Acutus or its Affiliate knows or should know, in the exercise of good faith business judgement and without the need to investigate, that such sale will result in the distribution of any Bio Product outside of the Territory. In the case of each of (i) and (ii), Acutus, its Affiliates and Sub-Distributors remain free to sell Bio Products into all countries in the EU/EEA, UK, and Switzerland except as otherwise provided in Section 2.3(d).

2.6	Status of Acutus

(a)

The relationship between Acutus and Biotronik will be that of independent contractors. Nothing contained in this Agreement will be construed to imply a joint venture or principal-agent relationship between the Parties.

(b)	Acutus will act in its own name and for its own account. All financial obligations associated with the business of Acutus are the sole responsibility of Acutus.

(c)

Neither Party has nor will hold itself out as having any right, power or authority to create a contract or obligation, whether either expressed or implied, on behalf of, in the name of or binding on the other Party.

(d)

Acutus, its Affiliates, and their Sub-Distributors have and shall have the right to use sales representatives and agents in connection with marketing, sales and support of Product in the Territory, including to perform, support, enable and facilitate all aspects of customer interaction and engagement.

2.7	Sub-Distributors

(a)

Acutus may appoint third-party sub-distributors in countries in the Territory other than those in the EEA/EU, UK and Switzerland (together the Sub-Distributors), such appointment to be made solely with the prior written consent of Biotronik, which will not be unreasonably withheld, provided that Acutus does not have a sales force in the country, the scope and duration of rights (including exclusivity) granted to Sub-Distributors does not exceed the scope or duration of rights granted to Acutus under this Agreement and the agreements with Sub-Distributors are subject to the same rights of termination and conversion by Biotronik as Acutus’ rights. Acutus shall be responsible for the actions and inactions of its Affiliates and Sub-Distributors in connection with this Agreement as if such actions and inactions were by Acutus. It shall be considered reasonable for Biotronik to withhold consent based upon any good faith questions or concerns in Biotronik’s reasonable business judgement. For clarity, no MAA for a Bio Product will be owned or controlled by a Sub-Distributor except to the extent Biotronik expressly indicates that the Sub-Distributor is authorized to own or control the MAA in such written approval by Biotronik.

(b)	Acutus will impose terms on its Sub-Distributors that are materially as protective of Biotronik as the following terms in this Agreement:

(i)	the terms in Sections 2.1(c), 2.2(e), 2.5, 2.6, 3.1, 3.2, 3.3, 3.4, 3.6, 3.7, 3.8, 3.9, 3.10, and Biotronik’s rights to make changes to, discontinue, and remove Products;

(ii)	subject to Biotronik’s obligations under Section 3.11, Acutus will be solely responsible for ensuring Sub-Distributors have sufficient training;

(iii)	the terms in Section 4, including those obligations of Acutus regarding quality, regulatory and compliance and in the Quality Management Agreement;

(iv)	the terms in Section 5.7(b) and the obligation not to modify Products according to Section 5.8;

(v)	no Product shall display branding, labelling, or the like of any Sub-Distributor without the prior written approval of Biotronik;

(vi)	the warranty exclusions and remedy limitations in Section 5.11;

(vii)	the terms in Sections 6, 7.3, 8, 9, 10, 11, and 13; and

(viii)	Sections 12.1, 12.2 (excluding 12.2(d)), and Section 12.3.

2.8	Resale Prices

Acutus is free to determine the resale prices for the Products.

2.9	Bio Products

2.9.1	Range of Bio Products

The Bio Products available for purchase from Acutus under this Agreement are specified in Annex 2.1.

2.9.2	Bio Products Changes

(a)

Acutus may submit to Biotronik non-confidential written proposals for changes to Bio Products and the Product Specifications. These proposals will be promptly reviewed in good faith and, if approved by Biotronik, adopted by Biotronik. Biotronik will advise Acutus in writing of acceptance or rejection of the proposed changes and additional costs and expenses involved with implementing accepted changes (if any). The Parties shall agree on the allocation of costs and expenses for such changes prior to the implementation of such changes to the Bio Products.

(b)

No later than the time at which Biotronik first communicates with a Regulatory Authority or other Government Authority about a change or issue, but subject to Section 2.9.2(e) and in each case excluding changes to the extent implemented without prior notice or approval being required to a Regulatory Authority, Biotronik will inform Acutus in writing of any:

(i)	intended design change that affects the form, fit or function of Bio Products;

(ii)	intended change of clinical indication, contraindication or intended use of Bio Products;

(iii)	intended changes that require a change of the Product Specification; and

(iv)	intended change of Bio Products that is visible to the user of the Bio Products (including labelling and packaging);

(v)	any other intended changes, including to manufacturing of a Bio Product, that Biotronik concludes will require a regulatory notice, submission or approval;

it being understood that with respect to the OEM Products such notice can be provided by Biotronik to Acutus only upon being informed of such change by the Third Party manufacturer of the applicable OEM Products.

(c)

Unless changes to Bio Products notified to Acutus pursuant to Section 2.9.2(b) are rejected by Acutus in writing on reasonable grounds within thirty (30) days from receipt of notification, stating its reasons, these changes will be deemed accepted by Acutus. If notified by Acutus of rejection of a change in accordance with this Section 2.9.2(c), Biotronik, subject to Section 2.9.2(e), will continue to provide the unchanged Bio Products until the earlier of (i) obtaining MAA for such changed Bio Products or (ii) eighteen (18) months after rejection by Acutus, and in no event (other than as described in Section 2.9.2(e)) for a longer period of time then necessary to serve tenders; provided that Acutus shall transition each customer to the updated Bio Product as soon as possible and in all cases such transition shall be completed within such eighteen (18) month period.

(d)

Acutus acknowledges that with respect to OEM Products, such legacy OEM Products can be supplied by Biotronik to Acutus only for as long as Biotronik is able to procure supply of such OEM Products from the applicable OEM manufacturers.

(e)

Acutus acknowledges and agrees that in the event Biotronik, acting in good faith, considers it necessary to change a Bio Product on notice shorter than that set forth in Section 2.9.2(b) or 2.9.2(c) (i) due to unforeseeable material sourcing problems that Biotronik has reasonable grounds to believe will create undue risk of safety or quality issues or of a violation of regulation or applicable law or other supply disruption, and/or (ii) due to unforeseeable changed regulatory requirements, then Biotronik will nonetheless notify Acutus in writing of the change and issue as early as reasonably possible, and in all cases no later than the time at which Biotronik first communicates with a Regulatory Authority or other Government Authority about the change or issue. Biotronik will discuss its reasons for such a change or issue reasonably with Acutus and will provide to Acutus the information set out in Section 2.9.2(b). Notwithstanding anything to the contrary, Biotronik is under no obligation to provide Bio Products to Acutus for which Biotronik has notified Acutus in accordance with this Section 2.9.2(e), or for which Biotronik requires suspension under Section 8.4.2(c), for as long as the relevant change or issue is not resolved, and provided that Biotronik uses commercially reasonable efforts to resolve the change or issue (or discontinues the Bio Product in light of the significance of the issue). In the event of such changes or issues, (i) the Parties will use good faith efforts to address and solve such situations in a mutually acceptable and reasonable manner, including good faith efforts to mitigate customer and partner impact, and (ii) Biotronik will have the right to issue binding instructions to Acutus regarding the Bio Products affected by such changes or issues that are reasonable in light of the issue(s).

(f)

Prior to implementing any change in Bio Product units supplied to Acutus under this Agreement, Biotronik shall provide Acutus with the technical file for the applicable Bio Product reflective of such change.

2.9.3	New Products

(a)

Subject to agreement by the Parties on applicable terms under this Section 2.9.3(a), improvements and successor products of Bio Products and new Biotronik products, in each case that fall within the Field will be added to Annex 2.1(a), provided their application lies within the Field (together the New Products In The Field). Biotronik will promptly inform Acutus of New Products In The Field and submit to Acutus specifications of New Products In The Field. The Parties will in good faith negotiate in an effort to agree upon the terms applicable to the New Products In The Field which may include terms of the type set out under Sections 2.3 and 3.11. Notwithstanding anything to the contrary, neither Party will have any further obligation under this Agreement with regard to any New Product in the Field if the Parties fail to reach agreement on such terms within thirty (30) days.

(b)

Biotronik will inform Acutus of new or additional products of Biotronik for electroporation (ablation devices and/or catheters), single shot PV-isolation systems with any energy source (cryo, radiofrequency, heat, or laser), and left atrial appendage occluder devices (the New Products Outside The Field). If either Party wishes to add any such New Products Outside The Field to Annex 2.1(a), that Party will inform the other Party accordingly, and they will in good faith negotiate in an effort to agree upon the terms applicable to New Products Outside The Field should the Parties agree these should be included in this Agreement. Biotronik will be under no obligation to agree to add New Products Outside The Field to Annex 2.1(a), including if no agreement has been reached within thirty (30) days on the terms applicable to New Products Outside The Field.

(c)

Notwithstanding anything to the contrary, this Section 2.9.3 shall not apply (i) in the event of a Change of Control of Biotronik, to require addition to this Agreement of any product not listed in Annex 2.1(a) at the time of the closing of the Change of Control of Biotronik; and (ii) in the specific country of the Territory, to require the addition of any product for which the other Party or its Affiliate is distributing a Competing Product.

2.9.4	Discontinued Products

(a)

Biotronik reserves the right to discontinue Bio Products without replacement during the term of this Agreement, subject to Section 2.9.4(b) and provided a Bio Product will be considered “discontinued” only if Biotronik no longer manufactures the relevant Bio Product (and no longer has the relevant Bio Product manufactured by a Third Party for sale or distribution in the Territory) (each a Discontinued Product).

(b)

Excluding the changes pursuant to Section 2.9.2, if Biotronik intends to discontinue a Bio Product, Biotronik will notify Acutus no less than (i) thirty-six (36) months in advance of the intended discontinuation for the AlCath Bio Products and (ii) twelve (12) months in advance of the intended discontinuation for any other Bio Product, and the Parties will discuss in good faith a resolution for the discontinuation, which may (in the absence of issues of the type contemplated in Section 2.9.2(e)) include (i) a right for Acutus to place a reasonable final Individual Purchase Order for the Discontinued Product in order to fulfil its obligations from tender business; (ii) transferring the manufacture of the Discontinued Product to a manufacturing site of Acutus and allowing Acutus to continue the manufacture under a license or after sale of the Intellectual Property Rights necessary to manufacture the Discontinued Product; or (iii) an adjustment to Annual Purchase Targets pursuant to Section 3.5(i). Biotronik will, however, be under no obligation to accept any final Individual Purchase Order that seeks delivery beyond the period of time set forth in this Section 2.9.4(b) above (i.e., thirty-six (36) months for the AlCath Bio Products and twelve (12) months for any other Bio Product), to transfer manufacture to Acutus or any other party or to license or sell any Intellectual Property Rights to Acutus or any other party.

(c)

If Biotronik becomes aware of a discontinuation of an OEM Product, Biotronik will notify Acutus thereof promptly upon becoming aware of such discontinuation. The Parties will discuss in good faith a reasonable resolution for such discontinuation. Biotronik shall use commercially reasonable efforts to procure from the applicable Third Party manufacturers the longest possible continuing supply period for such discontinued OEM Products, provided that Biotronik may increase the prices for the OEM Products to be paid by Acutus accordingly as necessary to maintain Biotronik’s existing margin.

2.9.5	Removed Products

(a)

If Acutus or any of its Affiliates (or a Sub-Distributor) distributes a Competing Product in any country in the Territory (irrespective of whether Acutus or its Affiliates or the Sub-Distributor have developed such Competing Product, have acquired such Competing Product from a Third Party, or such Competing Product is otherwise distributed by Acutus or its Affiliates or a Sub-Distributor), Biotronik will have the right to remove any Bio Product with which the Competing Product competes from Annex 2.1(a) with effect for each of the countries within the Territory where the Competing Product is distributed (a Removed Product).

(b)

Biotronik will inform Acutus in writing of removal under Section 2.9.5(a). While Acutus will not be required to delay any removal, the Parties will negotiate in good faith in an effort to agree upon the consequences of such removal, which may include a transition period in which Acutus retains nonexclusive rights if required to serve tenders and provide seamless customer support provided that Section 12.3.4 will apply by analogy if the Parties cannot reach agreement.

(c)

Upon removal of a Removed Product from Annex 2.1(a), Acutus will (and will cause its Affiliates and Sub-Distributors to), at no cost or expense to Biotronik, assign and transfer all right, title and interest in and to any and all Marketing Authorization Approvals Acutus or its Affiliate or their Sub-Distributor may own or hold for such Removed Products to Biotronik or Biotronik’s Affiliate or designee, subject to applicable regulatory requirements.

(d)

For the avoidance of doubt, Biotronik will have the right but not the obligation to distribute (and authorize Affiliates and third parties to distribute) Removed Products in each country in the Territory for which the Removed Product was removed, including countries where the relevant Competing Product is distributed.

3.	Sales Promotion

3.1	Principles Governing Sales Promotion

(a)

Commencing with Marketing Authorization Approval for a Bio Product in the respective country in the Territory or, if the Marketing Authorization Approval exists in the respective country as of the Effective Date, commencing on the Effective Date, and with respect to the relevant Bio Products that do not require Marketing Authorization Approval for distribution, Acutus and its Affiliates will use commercially reasonable effort to:

(i)	promote and increase the sales of that Bio Product in such country in the Territory; and

(ii)	maintain and enhance the reputation and acceptance of such Bio Product in such country in the Territory.

(b)

Acutus will distribute the Bio Products in each country in the Territory and provide sales and customer training, product support and field clinical support, carry out price negotiations with customers, submit tender offers, and provide first line service (first level support) that offers, inter alia, trouble shooting, subject to the provisions of this Agreement regarding Biotronik’s support of Bio Products to be provided to Acutus, all consistent with Section 3.1(a).

(c)

Except as otherwise provided in this Section 3, and except to the extent the Parties have agreed to share costs under Section 2.3(a), Acutus will bear all costs and expenses for Acutus to comply with the obligations under this Section 3, including costs and expenses for sales promotion, marketing, advertising, workshops, sales meetings, seminars, conventions, or exhibitions.

3.2	Sales Organization

Acutus will set up and maintain an adequate sales organization and after-sales services (including first level support and second level support, as the case may be), with all means and personnel necessary to ensure the fulfilment of its obligations under this Agreement for all Bio Products in each country in the Territory, all consistent with Section 3.1(a).

3.3	General Compliance

Without prejudice to any other obligations under this Agreement, Acutus will comply with all legal and technical requirements that apply or have to be observed in any country in the Territory in respect to the distribution of the Products.

3.4	Annual Business Plan Session

(a)

In each September, or at such other time as mutually agreed to by the Parties, the Parties will together conduct an annual face-to-face business plan session, unless the Parties agree that such session can be conducted via teleconference (the Annual Business Plan Session). During the Annual Business Plan Session, the Parties will, without limitation and all consistent with Section 3.1(a):

(i)	review Acutus’ performance in the past year, including sales promotion of Bio Products in each country throughout the Territory, as well as the Parties’ expectations for the next calendar year;

(ii)	discuss Acutus’ marketing program for the next calendar year;

(iii)	discuss and possibly renegotiate the Annual Purchase Targets pursuant to Section 3.5(b);

(iv)	discuss and possibly renegotiate the Prices pursuant to Section 5.9(c) and

(v)	review and discuss Affiliates and the Sub-Distributors performance, including with respect to the foregoing (except for pricing information, which may be redacted or omitted).

(b)	In addition, the Parties will review performance anytime on a Parties’ reasonable request or at agreed times.

3.5	Annual Purchase Targets

(a)

For the time after the end of the respective Ramp-Up Periods, the Parties will agree on country-specific annual purchase targets for each country in the Territory for the total aggregate quantity of all AlCath Bio Product, Multicath Bio Product, and ViaCath Bio Product to be purchased by Acutus from Biotronik for that country in the Territory (the Annual Purchase Targets) For clarity, Annual Purchase Targets do not apply during the Ramp-Up Period.

(b)

The Annual Purchase Targets will be established jointly by the Parties, consistent with Section 3.1(a), taking into account market conditions, cardiac mapping and ablation therapy development, the competitive environment, clinical acceptance of the AlCath Bio Product, Multicath Bio Product, and ViaCath Bio Products, reimbursement, and all other factors related to the AlCath Bio Product, Multicath Bio Product, and ViaCath Bio Product, including functionality, quality, and availability. A non-binding, preliminary example of country-specific Annual Purchase Targets for the AlCath Bio Product, Multicath Bio Product, and ViaCath Bio Product is provided in Annex 3.5. If the Parties have not agreed on the Annual Purchase Targets for a given or several countries for the first year after the Ramp-Up Period, the Annual Purchase Targets for the countries for such year will be the total aggregate quantity of AlCath Bio Product, Multicath Bio Product, and ViaCath Bio Product set forth in Annex 3.5 for the particular country.

(c)	At the Annual Planning Session prior to the end of each calendar year, the Parties will annually renegotiate in good faith the Annual Purchase Targets for the next calendar year for the total aggregate quantity of AlCath Bio Product, Multicath Bio Product, and ViaCath Bio Product to be purchased by Acutus from Biotronik for each country in the Territory in that next calendar year, consistent with Section 3.1(a). If the Parties cannot agree to the Annual Purchase Targets for a given or several countries prior to the beginning of a calendar year, the Annual Purchase Targets for that year will be increased by fifteen percent (15%) in each country of the Territory, as compared to the Annual Purchase Targets to the preceding calendar year.

(d)	If any of the following occurs, then Acutus shall have the right to notify, and initiate discussions with, Biotronik in accordance with Section 3.5(i):

(i)	Biotronik ceases to provide Bio Products under Section 2.9.2(e);

(ii)	Bio Products are discontinued under Section 2.9.4;

(iii)	Bio Products are removed under Section 2.9.5;

(iv)

Bio Products that Biotronik is obligated to supply under this Agreement are not available for order by Acutus from Biotronik in accordance with this Agreement due to a material breach of this Agreement by Biotronik.

(v)

Bio Products are otherwise not available for order for any reason that is unavoidable, unforeseeable, outside the reasonable control of Acutus or Acutus’ Affiliates due to Biotronik’s material breach of this Agreement.

(e)

Acutus will provide to Biotronik no later than January 15th of each calendar year a report indicating for the respective Bio Products the quantity of each such Bio Product sold to customers and to and by Sub-Distributors during the previous calendar year, broken down by quantity of each Bio Product distributed in each country.

(f)

Annual Purchase Targets are deemed to be met if, on a country-by-country basis, Acutus has placed Individual Purchase Orders for at least the total aggregate quantity of the AlCath Bio Product, Multicath Bio Product, and Via- Cath Bio Product required for the respective country of the Territory during the respective calendar year. Units of Bio Products provided as a repair or replacement by Biotronik under warranty or service will not be counted as an additional unit, and demonstration units will not be counted, toward the Annual Purchase Targets.

(g)	If any of the following occurs, then Acutus shall have the right to notify, and initiate discussions with, Biotronik in accordance with Section 3.5(i):

(i)

Bio Products were not delivered within the Lead Time from receipt of the respective Individual Purchase Order pursuant to Section 5.3 as a result of a breach by Biotronik of its obligations under this Agreement;

(ii)

Bio Products were not delivered by Biotronik in the calendar year(s) in which Biotronik was obligated to deliver the Bio Products under Section 5.3(d) in breach of Biotronik’s obligations under this Agreement;

(iii)	Bio Products have been properly rejected in accordance with Section 5.5(c) and are not remedied by Biotronik in accordance with this Agreement;

(iv)	Individual Purchase Orders have been cancelled in accordance with Section 5.6(c);

(v)	Bio Products have not all been free from defects in accordance with Section 5.11.1(a) and are not remedied by Acutus in accordance with this Agreement;

(vi)	Biotronik has required Acutus to suspend shipment of Bio Products under Section 7.3(e);

(vii)	Biotronik has suspended or terminated Bio Products under Section 8.4.2(c);

(viii)	any other material breach by Biotronik of its obligations in this Agreement have interfered with Acutus’ ability to sell Bio Products, including the obligations under Section 3.11 and 3.12; or

(ix)	Bio Products have not been sold by Acutus due to a Force Majeure event.

(h)

If, for any country in the Territory, Acutus fails to meet the total aggregate quantity of Annual Purchase Target for the AlCath Bio Product, Multicath Bio Product, and ViaCath Bio Product in such country during each of any three (3) consecutive calendar years after the end of the respective RampUp Period, Biotronik shall have the right to terminate this Agreement for the relevant country in the Territory for all Bio Products, on condition that the Parties have not agreed on a remediation plan within thirty (30) days after the end of the third consecutive calendar year. The Parties will transition distribution of Products to Biotronik in accordance with the terms of this Agreement.

(i)

If an issue of the type described Section 3.5(d) or 3.5(g) occurs that is caused by a material breach by Biotronik of its obligations under this Agreement and that Acutus believes is materially adversely impacting the efforts of Acutus to scale up sales, marketing or commercialization during the Ramp-Up Period or to meet Annual Purchase Targets, then Acutus will have the right to provide written notice to Biotronik, reasonably describing the issue. The Parties will meet within thirty (30) days after such notice to Biotronik to discuss the issue(s), the details of the impact on Acutus, and the extent to which any Ramp Up Period or Annual Sales Targets should be adjusted as a result of the issue. Acutus will be responsible for substantiating the extent of the impact. Each Party will reasonably discuss and consider the information provided by Acutus in evaluating whether or not the Annual Purchase Target should be reduced and each Party will attempt in good faith to identify a reasonable resolution of issues, provided that adjustments will be made solely as mutually agreed.

3.6	Marketing

(a)	Acutus will advertise and promote the Bio Products at its own cost and expense in each country throughout the Territory, consistent with Section 3.1(a), as follows:

(b)	Acutus will clearly demonstrate in all its marketing and communication that it acts as an independent distributor of the Bio Products and does not act on behalf of Biotronik.

(c)	Each Party will bear the marketing expenses it has incurred, unless agreed otherwise.

(d)

Acutus will submit all documents concerning advertising, promotion of sales, public relations or product information that it intends to use in relation to the distribution of the Products under this Agreement to Biotronik for prior approval, which will not be unreasonably withheld or conditioned Acutus will make sure that all pricing information in such material is blackened prior to submission to Biotronik. Biotronik will approve or reject each such submission within thirty (30) Business Days, otherwise such submission will be deemed approved by Biotronik.

(e)

Acutus will independently participate in the main international congresses, fairs and industry events in the Field, and may independently participate in any other congresses, fairs and industry events. In each case the Parties will use commercially reasonable efforts to coordinate their participation and presence.

(f)

On Acutus’ reasonable request Biotronik will participate in Acutus’ national or regional electrophysiology sales meetings in the Territory. Biotronik will bear its own costs and expenses (including for travel, food and accommodation) for participating in such sales meetings.

3.7	Information to Biotronik

(a)

Acutus will keep Biotronik informed about its activities as distributor of the Products, about the number of sales of the Bio Products and about market conditions in each country in the Territory. Biotronik will provide reasonable responses to reasonable requests by Biotronik for information.

(b)	Acutus will use reasonable efforts to keep Biotronik informed about significant changes in:

(i)

the laws and regulations that apply to obtaining any MAA (to the extent Acutus is responsible for obtaining the MAA) or the sale of the Bio Products in the Territory (without limitation import regulations, labelling, technical specifications, and safety requirements) of which Acutus becomes aware, and

(ii)

the laws and regulations concerning Acutus’ activity (e.g. regarding any permits, MAAs that Acutus is responsible for obtaining, or reporting or record keeping requirements associated with such MAAs) of which Acutus becomes aware, as far as they are relevant for Biotronik.

3.8	Stocks and Expired Bio Products

Acutus will,

(a)

at its own expense, perform stock keeping in accordance with the Quality Management Agreement and keep a balanced inventory of Products in quantity and assortment sufficient to meet customer demand in each country in the Territory; and

(b)	not sell any Products beyond the use-by-date indicated on the respective Products.

3.9	Insurance

Each Party will secure and maintain in effect, during the term of this Agreement, comprehensive general liability insurance, underwritten by a reputable insurance carrier, in a form and with liability limits as are standard and customary for entities in the medical device industry in each country within the Territory, taking into account such Party’s activities and indemnification obligations under this Agreement. Each Party will provide the other Party with written evidence of such insurance promptly on request.

3.10	After-Sales Services

Subject to the terms and conditions of this Agreement that require Biotronik to provide repair or replacement for Products, including the applicable warranty terms, and conditional upon Acutus having received sufficient training by Biotronik pursuant to Section 3.11, Acutus will be responsible for providing all after-sales customer service to the extent mutually agreed.

3.11	Training

(a)

Biotronik will provide Acutus at no cost to Acutus with initial training support sufficient to enable Acutus to train its own employees and representatives (and those of its Affiliates and any Sub-Distributors and agents) regarding use of the Products as necessary to enable Acutus to perform its obligations under this Agreement, including distributing the Products in accordance with this Agreement, and developing customers into proficient Products users. It is agreed that Biotronik provides trainings to the initial Acutus personnel in the same quality as for Biotronik’s own personnel. Subject to Acutus making such personnel available for such activities, Biotronik shall test, qualify and certify the successful trainings of the initial Acutus personnel. The details of the training sufficient to meet Biotronik’s obligations shall be reasonably agreed by the Parties prior to Biotronik commencing the training. Acutus will bear all costs and expenses (for travel, food, accommodation etc.) of Acutus and its employees in connection with their attendance to such initial training support.

(b)

Any additional training will be subject to the Parties’ agreement. Unless agreed otherwise in writing, all reasonable costs and expenses (for travel, food, accommodation etc.) of Biotronik and its employees in connection with such additional training will be reimbursed by Acutus subject to Acutus applicable reimbursement conditions. Acutus will bear any costs and expenses of its employees in connection with such additional training.

3.12	Documentation and Specimens

(a)

Without prejudice to any of Biotronik’s other obligations under this Agreement, Biotronik will provide Acutus with a reasonable number of samples of the available documentation relating to the Products reasonably needed (and requested) by Acutus to carry out its obligations under this Agreement (such as marketing material, user manuals etc.). In particular, Biotronik hereby grants Acutus the rights to the brochures relating to the Bio Products, Clinical Data relating to the Bio Products that has been generated by or under the authority of Biotronik to the extent necessary for Acutus to obtain an MAA, advertising and selling information and promotional literature relating to the Bio Products, as reasonably requested by Acutus and in control of Biotronik, at no additional cost to Acutus, as necessary for Acutus to market and distribute the Bio

Products and otherwise exercise its rights and perform its obligations under this Agreement; it being acknowledged that Acutus shall be responsible for obtaining and generating information, materials and data not provided by Biotronik if and to the extent such information is not necessary to be provided by Biotronik or an OEM manufacturer as the legal manufacturer of the Products. Biotronik will pass on to Acutus the available documentation and information relating to the OEM Products which Biotronik receives from the OEM manufacturers necessary for the distribution of OEM Products.

(b)

Acutus will, at its own costs and expense, translate any materials into local language and into Acutus’ branding with the private label product names, if applicable. Any use, disclosure or distribution of any brochures, Clinical Data, advertising and sales information and promotional literature produced by Acutus will require approval by Biotronik, which will not be unreasonably withheld or delayed. Biotronik will approve or reject such materials submitted by Acutus within thirty (30) Business Days, otherwise such submission will be deemed approved by Biotronik.

(c)

Biotronik will provide Acutus with non-functional non-sterile specimens of each Product to be used for promotional purposes at a price to be agreed by the Parties. Acutus will not resell such specimens and will return them to Biotronik if no longer needed.

4.	Quality, Regulatory and Compliance

4.1	Quality Management

The Parties will enter into the Quality Management Agreement as attached as Annex 4.1 on or before the Effective Date. The Quality Management Agreement will govern all communication and interaction between Acutus and Biotronik with regard to quality management, change management, regulatory compliance and reporting, preventive and corrective action including field safety corrective action. In case of any conflict between any provision of this Agreement and any provision of the Quality Management Agreement, the provision of the Quality Management Agreement will prevail.

4.2	Marketing Authorization Approvals

4.2.1	Principles Governing Marketing Authorization Approvals

(a)

Biotronik will, directly or through its Affiliates, file, secure, own and hold at its own cost and expense all Marketing Authorization Approvals for the Bio Products in the Territory under this Agreement.

(b)

Biotronik will own all right, title and interest in and to any and all Marketing Authorization Approvals in the Territory for Bio Products if Biotronik has, in full or in part, undertaken and paid for obtaining a given Marketing Authorization Approval.

(c)

Notwithstanding the foregoing if the applicable laws and regulations in any country require that any MAAs for any Bio Products are owned and/or held in the name of Acutus in order to enable Acutus to exercise its rights under this Agreement for such Bio Products in such country, then such MAAs shall be owned and/or held in the name of Acutus, subject to Acutus’ obligations to transfer such MAAs to Biotronik upon termination of Acutus’ rights applicable to such Bio Products in such country as set forth in this Agreement.

(d)

Unless otherwise provided in this Agreement, Biotronik will use commercially reasonable efforts to seamlessly maintain in its own name and on its own expense any Marketing Authorization Approvals for the Bio Products in each country in the Territory that have been issued to Biotronik as of the Effective Date or at any time thereafter, to the extent necessary for Acutus to distribute the Bio Products under this Agreement.

(e)

Prior to the Effective Date, Biotronik will inform Acutus of all Marketing Authorization Approvals that it has for each Product and provide Acutus with a copy of the respective certificates. In addition, Biotronik will promptly (within five (5) Business Days) inform Acutus of any withdrawal or expiration without renewal of any such Marketing Authorization Approvals.

4.2.2	New Marketing Authorization Approvals in Countries of the Territory other than the U.S. and China

(a)

If Biotronik does not own or hold a Marketing Authorization Approval for a Bio Product in a country of the Territory (other than the U.S. or China), directly or through its Affiliates, and Acutus intends to distribute that Bio Product in the relevant country, Biotronik will, at its own cost and expense and subject to regulatory requirements, use commercially reasonable efforts to obtain a Marketing Authorization Approval for the relevant Bio Product in the relevant country. Acutus will inform Biotronik in writing if it intends to distribute a Bio Product in a country of the Territory (other than the U.S. and China) where Biotronik does not own or hold a Marketing Authorization Approval for such Bio Product.

(b)

If Clinical Trials are required in order to obtain or maintain Marketing Authorization Approval in a country of the Territory (other than the U.S. and China), the Parties will negotiate in good faith a clinical study plan that defines the responsibilities of the Parties with respect to such Clinical Trial, the allocation of resources to the planning, execution and evaluation, and the cost sharing for such Clinical Trial.

(c)

If Biotronik, directly or through its Affiliates, does not own or hold a Marketing Authorization Approval for a Bio Product in a country of the Territory other than the U.S. or China and does not obtain Marketing Authorization Approval in accordance with this Section 4.2.2, Acutus will have the right to obtain Marketing Authorization Approval for the relevant Bio Product in the relevant country at its own cost and expense. Biotronik will inform Acutus in writing if it does not intend to seek Marketing Authorization Approval for the relevant in the relevant country. If Acutus desires to seek Marketing Authorization Approval for the relevant Bio Product in the relevant country at its own cost and expense in accordance with this Section, the Parties will negotiate in good faith additional preferential rights that may apply to such Bio Product in such country, which may include exclusivity rights similar to those granted to Acutus under Sections 4.2.3(b) and 4.2.4(b) under similar circumstances. However, Biotronik shall be under no obligation to grant any such exclusivity rights.

4.2.3	Marketing Authorization Approvals in the U.S.

(a)

Acutus will, at its own cost and expense and subject to regulatory requirements, use commercially reasonable efforts to develop and execute a Marketing Authorization Approvals strategy for the Bio Products in the U.S. in such a way that Biotronik, directly or through its Affiliates, will be the owner and holder of these Marketing Authorization Approvals. Biotronik will share all technical documentation reasonably necessary for Acutus to obtain MAAs in the U.S. For the avoidance of doubt, Biotronik will own all right, title and interest in and to any such Marketing Authorization Approval.

(b)

If an IDE clinical study is required in order to obtain Marketing Authorization Approval in the U.S. for a Bio Product, including all configurations of the Bio Product, Acutus will bear all cost and expense of the respective IDE clinical study. Biotronik will provide Acutus with the quantity of such Bio Product necessary for such IDE clinical study free of charge. Provided that such IDE clinical study (enrollment plus follow-up) is completed within three (3) years of the Effective Date (as such date may be extended upon mutual agreement of the Parties upon Acutus’ reasonable request and backed by evidence in the event of certain extenuating circumstances outside of Acutus’ reasonable control, such as regulatory authority delays, study subject enrolment issues and events attributable to clinical site performance), Acutus’ right to distribute the relevant Bio Product in the U.S. will be exclusive for the shorter of (i) a period of five (5) years after the date of the respective Marketing Authorization Approval by the FDA or similar Governmental Authority, or (ii) the remaining period of the Initial Term. The Parties agree that, as a result of the COVID-19 pandemic, the Parties will meet within twelve (12) months after the Effective Date to discuss whether Acutus’ obligations to obtain MAA within the United States within three years after the Effective Date should be extended due to the effects of the COVID-19 pandemic.

4.2.4	Marketing Authorization Approvals in China

(a)

Acutus will, at its own cost and expense and subject to regulatory requirements, use commercially reasonable efforts to develop and execute a Marketing Authorization Approvals strategy for the Bio Products in China in such a way that Biotronik, directly or through its Affiliates, will be the owner and holder of these Marketing Authorization Approvals. Biotronik will share all technical documentation reasonably necessary for Acutus to obtain MAAs in China. For the avoidance of doubt, Biotronik will own all right, title and interest in and to any such Marketing Authorization Approval.

(b)

If a clinical study is required in order to obtain Marketing Authorization Approval for a Bio Product in China, Acutus will bear all cost and expense of the respective clinical study. Biotronik will provide Acutus with the quantity of such Bio Product necessary for such clinical study free of charge. Provided that such clinical study (enrollment plus follow-up) is completed within four (4) years of the Effective Date, Acutus’ right to distribute the relevant Bio Product, including all configurations of the BIO Product, in China will be exclusive for the shorter of (i) a period of five (5) years after the date of the respective Marketing Authorization Approval by the respective Chinese Governmental Authority, or (ii) the remaining period of the Initial Term. The Parties agree that, as a result of the COVID-19 pandemic, the Parties will meet within twelve (12) months after the Effective Date to discuss whether Acutus’ obligations to obtain MAA within China within three years after the Effective Date should be extended due to the effects of the COVID-19 pandemic.

4.2.5	Sale or Import without Marketing Authorization Approval

Biotronik will not sell or import any Products into countries or regions without Marketing Authorization Approval if such Marketing Authorization Approval is required by applicable law. Acutus will have no responsibility for any such sales or imports.

4.3	Clinical Trial Coordination

(a)

Biotronik will have the right to undertake Clinical Trials whether or not necessary to obtain Marketing Authorization Approvals in relation to the Bio Products at any time and in any jurisdiction and territory, with the exception of those Bio Products in the U.S. and China for which Acutus has exclusive distribution rights pursuant to Section 2.4 and in those countries in which Acutus obtains the right to undertake Clinical Trials in relation to the Bio Products pursuant to Section 4.2.2. Biotronik will inform Acutus of its Clinical Trial plans and the Parties will coordinate and work together on the design, execution, analysis, regulatory submission and publication of clinical studies on the Bio Products and on the collection of Clinical Data required by applicable regulatory rules.

(b)

Unless agreed otherwise, Biotronik will bear full financial responsibility for these trials and all benefit resulting from such trials will accrue exclusively to Biotronik, and all Clinical Data and information in Regulatory Materials (including copyrights and trade secrets embodied therein) will exclusively belong to Biotronik; provided that Biotronik will share such Clinical Data with Acutus and Acutus shall have the right to use such data (including such copyrights and trade secrets) as reasonably necessary to exercise its rights under this Agreement.

(c)

Acutus may inform Biotronik of non-confidential ideas of customers concerning clinical studies and/or investigations and collection of Clinical Data related to the Bio Products or New Products. Biotronik will have the right but not the obligation to support and fund the study or data collection, in which case any and all rights in the Clinical Data will exclusively belong to Biotronik. If Biotronik decides not to exploit such customer ideas, Acutus will have the right to further develop such ideas and to conduct a Clinical Trial, in all cases solely upon Biotronik’s prior written consent not to be withheld unreasonably.

4.4	Government Reimbursement

In countries of the Territory where Biotronik has not developed or implemented and has no intention to develop or implement a plan for securing reimbursement for BIO Products, Acutus will, at its own cost and expense, develop and implement such plan. Biotronik will reasonably support Acutus in such plan, including providing Acutus with the information required in order to receive reimbursement approval.

5.	Sales to Acutus

5.1	Terms of Sale

All sales of Products by Biotronik to Acutus will be pursuant to the terms and conditions of this Agreement. No other terms of either Party will apply, even if referenced or contained in an order, acknowledgement, acceptance or otherwise.

5.2	Forecasts

(a)

Each calendar month, no later than by the fifth (5th) Business Day, Acutus will provide Biotronik with a rolling forecast for the immediately succeeding twelve (12) months period (i.e., commencing with the following calendar month). This forecast will be provided in writing and will specify the anticipated purchases for each Product for each calendar month covered by the forecast. A first forecast will be provided prior to signing on the Effective Date.

(b)	For each forecast, the volumes of Products forecasted for:

(i)	the forecast for the immediately succeeding two (2) calendar months, i.e., months one (1) and two (2) covered by the respective forecast, will be binding;

(ii)

the forecast for the two (2) calendar months following that period, i.e., months three (3) and four (4) covered by the respective forecast, will each not vary more by than twenty percent (20%) from the volumes forecasted for the respective calendar month in the last forecast; and

(iii)

the forecast for the two (2) calendar months following that period, i.e., months five (5) and six (6) covered by the respective forecast, will each not vary by more than fifty percent (50%) from the amounts forecasted for the respective calendar month in the last forecast.

5.3	Order Process

(a)

Acutus will order the Products from Biotronik by issuing Individual Purchase Orders in writing to Biotronik. The terms and conditions of this Agreement, including Section 13.8, will apply to all supplies of Bio Products and, to the extent specifically referred to, to the OEM Products, to Acutus even if the Individual Purchase Order does not specifically refer to this Agreement.

(b)

Individual Purchase Orders will be in English. Acutus will be entitled to use its standard purchase order form to place Individual Purchase Orders, provided that the terms and conditions of this Agreement will control and no different, conflicting, or additional terms on Acutus’ purchase order, Biotronik’s acknowledgement, invoice, or similar document will apply. All additional and different terms on any document issued by either Party are hereby rejected and objected to. Each Individual Purchase Order will comply with the terms and conditions of this Agreement and will, in particular, contain the following information:

(i)	name and part number of each Product ordered;

(ii)	the quantity of each Product ordered;

(iii)	the requested delivery date, considering the Lead Times for each Product;

(iv)	any other instructions and terms (consistent with this Agreement) as may be appropriate under the circumstances.

(c)

Acutus will send the Individual Purchase Order to the address listed in this Agreement or to any other address communicated by Biotronik to Acutus from time to time. An Individual Purchase Order will be binding on Acutus on receipt of that Individual Purchase Order by Biotronik.

(d)

Biotronik will accept or refuse Individual Purchase Orders in writing within five (5) Business Days of receipt. Biotronik will accept Individual Purchase Orders that comply with the applicable Lead Times and with the volumes forecasted pursuant to Section 5.2, provided that the respective forecast complies with Section 5.2. Biotronik will only be bound upon acceptance of an Individual Purchase Order. Biotronik will use commercially reasonable efforts to accept Individual Purchase Order to the extent they reasonably exceed the applicable forecast. Any Individual Purchase Order that is not refused within five (5) Business Days of receipt will be deemed accepted.

(e)

In case of discrepancies between order and acceptance, Biotronik’s acceptance will prevail, unless (i) the acceptance is not in accordance with this Agreement; or (ii) Biotronik’s acceptance modifies the order in accordance with the terms of this Agreement and Acutus immediately objects in writing to the modifications. For the avoidance of doubt, Biotronik will be entitled, in particular, to adjust delivery dates in order to comply with Lead Times and to adjust quantities to typical packaging quantities or avoid splitting of production lots, provided the quantity to be delivered must not deviate more than five percent (5%) from the ordered quantity for each Product.

(f)

Each Party may request changes of the delivery terms of an Individual Purchase Order, including the cancellation or rescheduling of an Individual Purchase Order. Any such requested change is subject to written agreement by the Parties. For the avoidance of doubt, only the final Individual Purchase Order, i.e. after any such changes, will be considered as ordered for all purposes of the Annual Purchase Targets.

5.4	Delivery Terms

(a)	The Products will be delivered suitably packed for shipment in Biotronik’s standard shipping cartons marked for shipment. Biotronik shall only ship OEM

Products to Acutus for which Biotronik has carried out an optical inspection for transport damages but without opening the sterile packaging upon receipt of such OEM Products from the Third Party supplier.

(b)

Biotronik will deliver the Products according to FCA (Incoterms 2020) at a pick-up point in Germany designated by Biotronik to a carrier designated by Acutus. Biotronik will be entitled to designate different pick-up points for different Products, even if such Products have been ordered in one.

(c)

Acutus will obtain all export licenses and other governmental approvals required, if any. Acutus will obtain all import licenses, if any, and will comply with any legislation or regulations governing the importation of the ordered Products into the country of destination.

5.5	Receipt of the Deliveries

(a)

Acutus will take delivery of the Products even in case of partial deliveries provided that all additional transportation costs and expense due to partial deliveries will be borne by Biotronik and that the Lead Times are complied with regardless of such partial deliveries.

(b)

Acutus will inspect each delivery of Products. Acutus will, in accordance with Section 5.11.3(a), give written notice within twenty (20) Business Days of the day of receipt by Acutus of the respective Products from the respective carrier of any:

(i)	shortage or overage;

(ii)	apparent defect or damage to any Products or non-conformity with the Product Specifications or the Individual Purchase Order.

However, Acutus will not be required to open sealed boxes or sterile packaging that would make the Products unusable, or to perform any testing that might destroy any Products.

(c)

Acutus will have the right to reject any delivered Products if the use-by-dating indicated on the individual Products did not, on the date of actual delivery by Biotronik to the carrier pursuant to Section 5.4(b), correspond to the Shelf Life Period less two (2) months. Acutus will reject such Products in writing provided to Biotronik within twenty (20) Business Days of the day of receipt by Acutus of the respective Products from the respective carrier in writing. If Products are not rejected pursuant to this Section 5.5(c), they are deemed accepted with respect to their use-by date, quantities and absence of apparent defects or damage. Biotronik has no responsibility if the use-by date does not meet such requirement as a result of delays to the extent attributable to the carrier or Acutus.

(d)

Acutus will not accept a visibly damaged delivery from the carrier without reservation. Furthermore, Acutus will properly document the damages and the circumstances in order to preserve the Parties’ rights against the carrier and any insurance.

5.6	Late Delivery

(a)

Biotronik will notify Acutus promptly of expected delays of the ordered Products, in whole or in part, stating the reasons for and the estimated duration of the delay and proposed remediation measures.

(b)

Biotronik will be deemed to be in default if it fails to deliver the ordered Products of an Individual Purchase Order at the delivery date (or within the agreed delivery date range) which Biotronik is obligated to meet under Section 5.3(d), provided such failure is not caused in full or in part by any event under Acutus’ control.

(c)

After twenty-five (25) Business Days of default, Acutus may cancel the respective Individual Purchase Order, in full or in part, except for Products already delivered, without liability of Acutus to Biotronik.

5.7	Packaging and Labelling

(a)

Biotronik will supply the Products ready for sale in accordance with the Product Specifications. Biotronik will, at its own cost and expense, provide the Products with instructions for use and labelling in accordance with the Product Specifications.

(b)

If for any country of the Territory the instructions for use are required in a different language, Acutus will arrange for translation at its own cost and expense and Biotronik will review and release the translation in accordance with the provisions of its quality management system at its own cost and expense prior to the distribution in accordance with Sections 3.6 and 3.12.

(c)

The Parties acknowledge that Acutus has the right to distribute the Bio Products under Biotronik branding or the Acutus private label in the Territory, provided that Biotronik shall obtain a Marketing Authorization Approval for such branding or label as soon as reasonably possible (if required). Upon Acutus’ request, the Parties will promptly discuss and agree upon the private label specifications for such Bio Products. Subject to an agreement by the Parties, Biotronik will adopt packaging, whereas Acutus agrees and acknowledges that for all packaging Biotronik will use white boxes, marking and labelling (including any box labels, pouch labels, instructions for use) of the respective Bio Products (but not the products themselves) to provide an Acutus “look-and-feel” by applying colors, Acutus’ Trademarks, labels, labelling styles and other visual elements of Acutus’ branding, subject to regulatory requirements in the respective countries and provided that Biotronik will act and will be labelled as the manufacturer of record of these Bio Products. Acutus will provide Biotronik its design requirements for the packaging, marking and labelling of the respective Bio Products and, subject to Biotronik’s approval, the respective design requirements will be integrated in the Product Specifications.

5.8	No Modifications to the Products

Acutus will not make any modification or alteration to the Products as delivered by Biotronik, including their packaging, their labelling or any product description without Biotronik’s prior written approval. Notwithstanding the foregoing, Acutus may affix on all Products a label stating that the Products are distributed by Acutus, provided that such labels do not obscure in any way Biotronik’s or the OEM manufacturers name, labelling, or branding for or on the Products.

5.9	Prices

(a)	The Products are sold by Biotronik to Acutus at the prices according to the price list in force at the time when the Individual Purchase Order is sent to Biotronik by Acutus (the Prices).

(b)	The price lists applicable on the Effective Date of this Agreement are attached as Annex 2.1(a) and Annex 2.1(b).

(c)

The Prices set forth in Annex 2.1(a) and Annex 2.1(b) will be firm until 31 December 2020. The Parties will renegotiate in good faith the Prices annually for the following calendar year not later than by 30 September, for the first time until 30 September 2020 for the year 2021, considering, inter alia, manufacturing yield improvements and other applicable manufacturing cost reductions of Biotronik or its contract manufacturers. As a result of successful negotiations, an amended price list will be agreed and will become Annex 2.1(a) and Annex 2.1(b). Such amended price list will become effective as of 1 January of the calendar year following agreement on the amended prices and will apply to all Individual Purchase Orders received by Biotronik after the effective date of the Price change. If no agreement is reached, the Prices of the preceding year will continue to apply.

(d)

Biotronik warrants, undertakes and represents that the Prices are, as of Effective Date, and will remain during the term of this Agreement no less favorable to Acutus than the prices contained in Biotronik’s other agreements with other Third Party distributors of the Products in the Territory. Except where expressly stated otherwise, all prices are quoted exclusive of VAT, and custom tariffs and duties applicable from the time of transfer of ownership (FCA, Incoterms 2020), which will all be borne by Acutus. Acutus will pay all taxes or other charges associated with the supply to Acutus, distribution and delivery of the ordered Products, including insurance costs, sales, use, exercise, value-added and similar taxes and customs, duties or governmental impositions. Any tax or duty Biotronik is required to collect or pay upon delivery of the Products will be paid by Acutus and will be due and payable to Biotronik upon being invoiced.

5.10	Payment Conditions

(a)	Biotronik will issue an invoice for each delivery, including partial deliveries. Biotronik will submit the invoice on or after the respective pick-up date.

(b)

All payments will be made by Acutus in EUR in immediately available funds by wire transfer to the bank account designated by Biotronik in the respective invoice, or otherwise in writing, within forty-five (45) calendar days from receipt of invoice. If Acutus does not pay the invoiced amount in full within the payment deadline, Acutus will be deemed to be in default, and default interest of five percent (5%) per year will apply on the outstanding amount. In addition, if outstanding invoices and default interest in an amount set forth above, to the extent not disputed in good faith by Acutus, are not paid within thirty (30) days after Biotronik’s notice of payment default, Biotronik will have the right to hold back any deliveries to Acutus.

5.11	Warranty

5.11.1	In General

(a)

Biotronik warrants to Acutus that the Bio Products will be, at the time of delivery by Biotronik to Acutus’ carrier, free and clear from defects in material and workmanship and will conform, at the time of such delivery, to the applicable Product Specification (the Warranty). For OEM Products, all representations and warranties whatsoever by Biotronik, express or implied, are excluded and disclaimed, subject to the following. Except to the extent that doing so would be a breach by Biotronik of the OEM manufacturer agreement, Biotronik will seek to obtain remedies for Acutus for defects in OEM Products under the warranties against defects provided by OEM manufacturers to

Biotronik in the same manner as Biotronik seeks to obtain such remedies relating to defective OEM Products on Biotronik’s own behalf. For clarity, such commitment (and the similar commitment for indemnity) shall be sole and exclusive remedy for defective OEM Products.

(b)	The Warranty does not apply:

(i)

to Bio Products that have been modified after delivery without prior written approval of Biotronik, it being understood and agreed that the removal, alteration or defacing of any serial number will be deemed to be a modification in the sense of this Section 5.11.1(b)(i);

(ii)

to defects not existing at the time of delivery by Biotronik to Acutus’ carrier, for example defects caused by the handling after pick-up, by normal wear and tear or otherwise due to the normal aging of the Bio Products;

(iii)	to consumable parts of or for the Bio Products, such as batteries; and

(iv)	any issues caused by misuse, abuse, improper handling or storage, contamination, damage, out of specification environmental conditions, or the like.

(c)

Except for this Warranty set forth in this Section 5.11.1 above, no representation or warranty whatsoever, express or implied, is made by or on behalf of Biotronik, and all other representations and warranties are hereby expressly excluded and disclaimed.

(d)	This Section 5.11 as well as Sections 8.4.2 will apply by analogy to defects of title in the Bio Products (Rechtsgewahrleistung).

5.11.2	Warranty Period

The Warranty period will, for non-sterile Bio Products, be twelve (12) months after invoicing date and will, for sterile Bio Products, correspond to the use-by-dating indicated on the individual Bio Products (the Warranty Period). The Warranty Period for repaired or replaced Bio Products shall be the longer of ninety (90) days from the date Biotronik ships the repair or replacement, the remaining Warranty Period, or the use by dating on the repaired or replacement Bio Product.

5.11.3	Notice of Breach

(a)

If Acutus wishes to claim a breach of Warranty (a Warranty Claim), Acutus will deliver written notice to Biotronik stating the facts then known about any Warranty Claim in reasonable detail (a Notice of Breach) and on the earlier of:

(i)

twenty (20) Business Days after (i) Acutus gained actual knowledge of the Warranty Claim, or (ii) receipt by Acutus of notice of any claim made or threatened by a Third Party if claim is reasonably likely to give rise to a Warranty Claim by Acutus against Biotronik; or

(ii)

upon Acutus receiving any submission to, or a decision or order rendered by any Governmental Authority, which is reasonably likely to result in a Warranty Claim, provided that such Notice of Breach must be delivered to Biotronik sufficiently early for Biotronik to have reasonable opportunity to, at its option, (i) respond to or (ii) require Acutus to respond to such submission, or (iii) submit a timely appeal or other challenge against such decision or order.

(b)

Failure to give Notice of Breach within the time periods set forth in Section 5.11.3(a) and Section 5.5(b), respectively, will, if the notice has been given within the Warranty Period, not exclude Biotronik’s liability under this Agreement. Biotronik’s liability will, however, be reduced or excluded if and to the extent a damage has been caused or aggravated by virtue of Acutus’ failure to give timely notice in accordance with Section 5.11.3(a) or Section 5.5(b), respectively. The Parties expressly waive Acutus’ duty to immediately notify Biotronik pursuant to, and the application of article 201 CO.

5.11.4	Warranty Claims Management

(a)

All Bio Products that are affected by the Warranty Claim (the Claimed Products) will be returned to Biotronik for inspection within generally not more than twenty (20) Business Days following the later of (i) receipt by Biotronik of Acutus’ Notice of Breach and (ii) receipt by Acutus of the relevant Bio Products from its Sub-Distributors or end users. The Parties may agree that only samples of Claimed Products will be returned to Biotronik.

(b)

Biotronik will respond to the Warranty Claim within twenty (20) Business Days following receipt of the later of (i) the Notice of Breach, or (ii) the Claimed Products pursuant to Section 5.11.4(a), stating Biotronik’s acceptance or rejection of the Warranty Claim.

(c)	If Biotronik accepts a Warranty Claim, the remedies pursuant to Section 5.11.5 will apply.

(d)

If Biotronik rejects a Warranty Claim or if Biotronik replaces or repairs Claimed Products with a reservation that Biotronik does not accept the respective Warranty Claim, each Party will have the right but not the obligation to request a Third Party analysis through a mutually agreed neutral Third Party acting as expert (the Third Party Analysis). The findings of such Third Party Analysis will be duly considered by each Party, but will not be final or binding in terms of an expert or arbitrator opinion. The costs and expenses for the Third Party Analysis will be borne by the Party who requested the Third Party Analysis or, if both Parties requested the Third Party Analysis, each Party will bear half of the costs and expenses for the Third Party Analysis.

(e)	If the Parties do not resolve the Warranty Claim, each Party will be entitled to initiate proceedings pursuant to Section 13.8, subject to Section 5.11.5.

5.11.5	Remedies

(a)	In case of a breach of Warranty, Biotronik will, at its option, replace or repair the Claimed Products or reimburse the purchase price paid for the Claimed Products by issuing a credit note to Acutus.

(b)

After a Warranty Claim has been resolved, defective Claimed Products for which a replacement has been provided to Acutus will, at the option and cost and expense of Biotronik, either be returned to Acutus or destroyed.

(c)

Except for the Warranty and limited remedies in this Section 5.11.5, the Products are provided “AS IS,” “AS-AVAILABLE” and “WITH ALL FAULTS.” Biotronik hereby disclaims any and all other warranties and conditions, whether express, implied, or statutory, and any warranties that may arise from course of dealing, course of performance or usage of trade. No oral or written information or advice given by Biotronik or its representatives shall create any additional warranty. Acutus shall not make or pass on any representation or warranty or commitment on behalf of Biotronik to any customer, Sub-Distributor or other party.

5.11.6	Time Limitations (Verjährung) and Forfeiture (Verwirkung) of Claims

(a)

Any Warranty Claim by Acutus against Biotronik will become time-barred and forfeited upon the lapse of the Warranty Period, even if the breach of Warranty is discovered after that lapse. However Biotronik shall grant Acutus a period often (10) Business Days following the expiration of the applicable warranty period, to submit to Biotronik only those warranty claims that were submitted to Acutus by end users and Sub-Distributors within the applicable Warranty Period.

(b)

Subject to Section 5.11.3, it is hereby understood and agreed that if a Notice of Breach is properly delivered to Biotronik within the Warranty Period, the relevant Warranty Claim may be resolved after lapse of the Warranty Period, provided that the Warranty Claim specified in such Notice of Breach will remain to be time-barred and forfeited should Acutus fail to initiate arbitration proceedings against Biotronik in accordance with Section 5.11.4 within ninety (90) days following expiry of the Warranty Period.

6.	Liability

(a)

To the extent permitted by law, neither Party nor any of its Affiliates will be liable to the other Party for breach of this Agreement to the extent causing loss of present or prospective profits, revenue, or savings; loss of present or prospective sales; loss of use; loss of data; or cost of substitute goods or services in each case suffered by the other Party or any of its Affiliates as a result of such breach. This limitation of liability will not apply to (i) a breach of Section 10 and (ii) the unauthorized exploitation of the other Party’s Intellectual Property Rights. This limitation of liability will apply to the indemnification pursuant to Section 7 and whether or not either Party is aware or has been advised of the possibility of such damages.

(b)

Except for breach by Biotronik of its obligations in Sections 5.11.1 and 7.1(a) this Agreement with regard to OEM Products, any liability for damages related to OEM Products is hereby excluded and disclaimed. Subject to the foregoing, this exclusion of liability will apply to the indemnification pursuant to Section 7, and Biotronik will under no circumstances have to indemnify and hold harmless Acutus or any Third Party in relation to any OEM Products. To the extent permitted under the respective applicable law, Biotronik assigns to Acutus all damage claims Biotronik may have against an OEM manufacturer relating to OEM Products sold by Biotronik to Acutus under this Agreement.

7.	Indemnification

7.1	Indemnification of Acutus by Biotronik

(a)

Biotronik will hold harmless and indemnify Acutus from all non-Affiliate third-party claims against Acutus, including for reasonable legal expenses associated with such claims, which are the result of Biotronik’s negligence, wilful misconduct or illegal conduct or for physical injury or death in connection with the use of the Bio Products to the extent the injury or death is caused by a defect in the Bio Product that existed at the time of supply by Biotronik, or Biotronik otherwise has responsibility for the injury or death in accordance with statutory product liability provisions; in each case except to the extent such claims are the result of Acutus’ negligence, illegal conduct, willful misconduct or breach of this Agreement and in each case which are based on a final judgment or settlement agreement, provided Acutus complied with all obligations under Section 7.3. Biotronik also agrees to seek to extend to Acutus the benefit of defense and indemnification commitments obtained by Biotronik from OEM manufacturers under the OEM manufacturer agreement for OEM Products, but only to the extent Biotronik is authorized to pass through such commitments. Biotronik will have no responsibility or liability under this Section 7.1(a) as a result of any injury or death that occurs as a result of any failure by Acutus to follow Biotronik’s instructions in accordance with this Agreement to suspend or discontinue distribution of or recall any Product. Rather, Acutus will be responsible for indemnifying Biotronik for such injury or death under Section 7.2. Additionally, Biotronik is not responsible under this Section 7.1(a) based upon any representations, warranties, or commitments beyond the Warranty and limited remedies provided by Biotronik in Section 5.11 (or failure to limit remedies as set forth in this Agreement); or for any modification, alteration, or misuse of a Product by Acutus, its Affiliate, Sub-Distributor, or any customer of Acutus or such an Affiliate or Sub-Distributor.

(b)

Biotronik will hold harmless and indemnify Acutus from any non-Affiliate third-party claims against Acutus, including for reasonable legal expenses associated with such claims, claiming that the Bio Products infringe or misappropriate third-party Intellectual Property Rights as a result of the distribution or use (to the extent the use is described in the Product Specification) of the Bio Products by Acutus in the Territory; in each case which are based on a final judgment or settlement agreement, provided Acutus complied with all obligations under Section 7.3. Biotronik will have no responsibility or liability under this Section 7.1(b) as a result of (i) any infringement that occurs after Biotronik requests that use or distribution of the Product that is the target of the claim be discontinued or suspended in accordance with Section 8.4.2(c), (ii) any use or distribution of Products in the manner not intended or of any software other than the most recent version and release, or (iii) any unauthorized modification of any Product or any combination with any product or technology not supplied by Biotronik unless the infringement occurred in the absence of the modification or combination.

7.2	Indemnification of Biotronik by Acutus

Acutus will hold harmless and indemnify Biotronik from all non-Affiliate third-party claims against Biotronik, including for reasonable legal expenses associated with such claims, which are the result of (i) Acutus’ negligence, illegal conduct, or wilful misconduct, (ii) any unauthorized modification of or failure to maintain any Product, or (iii) any representations, warranties, or commitments beyond the warranty and limited remedies provided by Biotronik in Section 5.11 (or failure to limit remedies as set forth in this Agreement); in the case of each of (i) and (ii) only, except to the extent such claims are the result of Biotronik’s or any Biotronik Affiliate’s negligence, illegal conduct, wilful misconduct or breach of this Agreement and in each case which are based on a final judgment or settlement agreement, provided Biotronik complied with all obligations under Section 7.3.

7.3	Third-party claims

(a)

If a Party (the Indemnitee) believes that the other Party (the Indemnitor) is responsible for defending or indemnifying the Indemnitee under this Section 7 above, the Indemnitee will promptly but in no event more than five (5) Business Days from the date it becomes aware of the good-faith Third Party claim notify the Indemnitor in writing of the third-party claim, describing the claim in reasonable detail, provided that failure to give notice as provided in this Section 7.3(a) will not relieve the Indemnitor of its indemnification obligation under this Agreement except to the extent such Indemnitor is actually and materially prejudiced as a result of such failure.

(b)

Neither the Indemnitee nor the Indemnitor will make any admission of liability in respect of any third-party claim without the prior written consent of the other Party, and the Indemnitee will use reasonable efforts to mitigate losses arising from such third-party claim.

(c)

The Indemnitor will have the exclusive right to conduct and control defense, negotiations and settlement of claims for which the Indemnitor is responsible under this Section 7 and will assume, conduct and control the defence and settlement of any suit or action against the Indemnitee using counsel selected by the Indemnitor. The Indemnitee will, at the Indemnitor’s expense, cooperate and cause its Affiliates and agents to cooperate as reasonably requested by Indemnitor in the defence and settlement of the third-party claim.

(d)

The Indemnitor will not be responsible for any costs, expenses or settlement agreement incurred or made without the prior written consent of Indemnitor, which will not be unreasonably withheld or delayed. The Indemnitor will not have authority to bind the Indemnitee except to a settlement in which the sole relief to be provided is for monetary damages that are paid in full by the Indemnitor and any other commitments by the Indemnitor that do not adversely impact the Indemnitee.

(e)

If Biotronik becomes aware of a good faith third-party product liability claim relating to a Bio Product, Biotronik will have the right, acting reasonably and in good faith, to require Acutus to suspend further sales of such Bio Product, provided that Biotronik uses commercially reasonable efforts, in addition to Biotronik’s indemnification obligations hereunder, to replace or modify the affected Bio Product so that it becomes conforming to all applicable requirements hereunder in all respects while giving equivalent performance and without undue delay or interruption of sales. Notwithstanding anything to the contrary, if Biotronik requires suspension of Bio Product sales under this Section 7.3(e) due to a breach by Biotronik of its obligations under this Agreement or the Quality Management Agreement, and if as a result of such breach Bio Product that have been previously delivered to Acutus and that remain in Acutus’ inventory are not suitable to be sold, then (i) in accordance with this Section and to the extent Biotronik has not otherwise required such return, Acutus shall have the right to return to Biotronik, at Biotronik’s cost and expense, (aa) all sterile Bio Products immediately and (bb) all Bio Products not supplied by Biotronik in sterile form, within three (3) months after receipt of the notification of suspension by Acutus. If Biotronik becomes aware of a good faith third-party product liability claim relating to an OEM Product, Biotronik will notify Acutus Immediately in writing, reasonably describing the claim in such notice. Acutus agrees to suspend further sales to the extent Biotronik is obligated to suspend further sales under Biotronik’s agreement with the OEM manufacturer, and Biotronik agrees to remedy the issue for Acutus in no less favorable of a manner as the OEM manufacturer agreed to remedy the issue for Biotronik.

8.	Intellectual Property

8.1	Principle

(a)

Except for the licenses granted by a Party to the other in this Agreement, each Party and its Affiliates will retain all right, title and interest in and to its and their respective Intellectual Property Rights.

(b)

Intellectual Property Rights for works or inventions to the extent created or conceived solely by either Party will be owned exclusively to the Party creating or conceiving such Intellectual Property Rights; and Intellectual Property Rights for works or inventions to the extent created or conceived jointly by both Parties will be owned jointly to the Parties, and neither Party shall have the duty to account or obtain the consent of the other Party to exploit or license any jointly owned Intellectual Property Rights notwithstanding any contrary provisions of applicable law in any country.

8.2	Use of Biotronik Intellectual Property Rights by Acutus

(a)

For the term of this Agreement and subject to its terms and conditions, Biotronik hereby grants Acutus a limited, non-exclusive, non-assignable (except as set forth in Section 13.7) and royalty-free license to use the Biotronik Trademarks for the sole purpose of identifying and distributing the Bio Products purchased by Acutus from Biotronik pursuant to this Agreement. For the avoidance of doubt, no license to use the Biotronik Trademarks or any other Intellectual Property Rights of Biotronik on or in connection with any products other than Bio Products is being granted hereunder. This Section 8.2 does not limit any rights expressly granted in the Agreement.

(b)

Acutus will have the right to grant sublicenses to its Sub-Distributors and agents to use the Biotronik Trademarks, provided that the scope of rights granted to Sub-Distributors and agents does not exceed the scope of rights granted to Acutus under this Agreement.

(c)

Acutus will not register, and hereby represents it has not registered, any Intellectual Property Rights that are identical or confusingly similar to the Biotronik Trademarks or to those used or registered by Biotronik.

(d)

The use of the Biotronik Trademarks by Acutus will inure to the benefit of Biotronik. To the extent necessary or desirable to preserve rights or remedies with regard to the Biotronik Trademarks in a country of the Territory, Acutus will execute and file a registered user agreement in such country that is acceptable to Biotronik. Biotronik will pay any registration fee, provided that Acutus shall remain responsible for determining whether a registered user agreement is needed in the particular country in the Territory.

8.3	Use of Acutus Intellectual Property Rights by Biotronik

(a)

For the term of and subject to this Agreement, Acutus hereby grants Biotronik a limited, non-exclusive, non-assignable, non-sublicensable and royalty-free license to use the Acutus Trademarks for the sole purpose of manufacturing, packaging and delivering Bio Products to Acutus in accordance with this Agreement, in particular Bio Products distributed under the Acutus private label pursuant Section 5.7(c). For the avoidance of doubt, no license to use the Acutus Trademarks or any other Intellectual Property Rights of Acutus on or in connection with any products other than Bio Products is granted hereunder.

(b)

Biotronik will not register, and hereby represents it has not registered, any Intellectual Property Rights identical or confusingly similar to the Acutus Trademarks or to those used or registered by Acutus.

(c)

The use of the Acutus Trademarks by Biotronik will inure to the benefit of Acutus. To the extent necessary to preserve Acutus’ rights or remedies with regard to the Acutus Trademarks in a country, Biotronik will execute and file, at Biotronik’s sole cost and expense, a registered user agreement in such country that is acceptable to Acutus. Acutus will pay any registration fee, provided that Biotronik shall remain responsible for determining whether a registered user agreement is needed in the particular country in the Territory.

8.4	Infringements

8.4.1	Infringements of Biotronik Intellectual Property Rights

Acutus will Immediately notify Biotronik of any actual or potential infringement of Intellectual Property Rights of Biotronik that comes to Acutus’ attention. Acutus will reasonably assist Biotronik at Biotronik’s request and at Biotronik’s sole cost and expense in any action against such infringements. For the avoidance of doubt, Biotronik will have no obligation to take such action.

8.4.2	Infringements of Third-Party Intellectual Property Rights

(a)	Acutus will Immediately notify Biotronik of any alleged infringement of third-party Intellectual Property Rights by the Bio Products that comes to Acutus’ attention.

(b)	Biotronik will:

(i)	have the right to conduct negotiations with the Third Party;

(ii)

assume, conduct and control the defence and settlement of any suit or action for infringement against or resulting from a Bio Product provided that Biotronik will not be responsible for any costs, expenses or settlement agreements incurred without the prior written consent of Biotronik; and

(iii)	have the right to issue binding instructions to Acutus regarding continued sales of Bio Products affected by such claims as more particularly contemplated in Section 8.4.2(c).

(c)

If Biotronik becomes aware of a good faith third-party claim relating to an infringement or misappropriation of Intellectual Property Rights relating to a Bio Product affected by such third-party claim, Biotronik, acting reasonably and in good faith, has the right to require Acutus to suspend further sales of such Bio Product, provided that Biotronik shall use commercially reasonable efforts, in addition to Biotronik’s indemnification obligations hereunder: (i) to obtain for Acutus the right to continue distributing the affected Product, or (ii) replace or modify the affected Product so that it becomes non-infringing while giving equivalent performance and without undue delay or interruption of sales; provided that Biotronik shall have the right to terminate or suspend Acutus’ right to continue to distribute the affected Product to the extent Biotronik determines is appropriate in its reasonable business judgment as a result of the infringement risk. Failure by Biotronik to obtain the right to continued distribution or replacing or modifying the affected Bio Product so that it becomes non-infringing within three (3) months from receipt of notice under Section 8.4.2(a) or, if no notice was given under Section 8.4.2(a), from receipt by Acutus of the notification of suspension under this Section 8.4.2(c), will be deemed termination of the affected Product. Notwithstanding anything to the contrary, to the extent Biotronik requires Acutus to suspend or terminate sales of any Product under this Section 8.4.2(c), such occurrence shall not be considered a breach of this Agreement by Biotronik, and Acutus shall also have the right (if Biotronik has not already required such return) to return to Biotronik at Biotronik’s cost and expense all Products terminated by Biotronik under this Section 8.4.2(c). Notwithstanding anything to the contrary, the sole remedy, and Biotronik’s sole responsibility, as a result of any infringement by a Product are adjustments to Acutus’ minimums under Section 3.5(i) and Biotronik’s obligation to indemnify Acutus in accordance with Section 7.1(b). If Biotronik becomes aware of such a claim relating to an OEM Product, Biotronik will notify Acutus Immediately in writing, reasonably describing the claim in such notice. Acutus agrees to suspend further sales to the extent Biotronik is obligated to suspend further sales under Biotronik’s agreement with the OEM manufacturer, and Biotronik agrees to remedy the issue for Acutus in no less favorable of a manner as the OEM manufacturer agreed to remedy the issue for Biotronik.

9.	Force Majeure

(a)

If a Party is prevented from performing its obligations under this Agreement as a result of any unforeseeable contingency beyond its reasonable control (a Force Majeure), including any unforeseeable, out of the ordinary actions of Governmental Authorities, war, terrorism, hostilities between nations, riots, strikes, lockouts, sabotage, shortages in supplies (but only to the extent such shortages are not caused and their effects could not reasonably have been mitigated by the nonperforming Party), energy shortages, fire, floods, epidemics, pandemics, and acts of nature, the Party so affected will not be responsible to the other Party for any delay or failure of performance of its obligations hereunder, for so long as Force Majeure prevents such performance; provided that the non-performing Party notifies the other Party in writing Immediately upon the occurrence of the Force Majeure as set forth in Section 9(b) below and the Parties discuss how to mitigate and eliminate the effects of the Force Majeure. Except to the extent otherwise agreed by the Parties in writing pursuant to such discussions, a Party shall have the right to terminate this Agreement by providing written notice of termination to the non-performing Party if a Force Majeure impacts such non-performing Party for a period of longer than ninety (90) days. This clause shall not excuse a failure to make payments.

(b)	In the event of Force Majeure, the Party immediately affected thereby will give Immediate written notice to the other Party specifying the Force Majeure and the intended or taken mitigating measures and will use commercially reasonable efforts to resume performance of its obligations.

10.	Confidentiality

10.1	Handling of the Confidential Information

During the term of this Agreement and for a period of ten (10) years thereafter, each Party will:

(a)

keep Confidential Information of the other Party or the other Party’s Affiliates confidential, not make it available to third parties and protect it from unauthorized access, unauthorized disclosure and unauthorized use;

(b)	use Confidential Information of the other Party or the other Party’s Affiliates for the performance of its obligations or exercise of its rights under this Agreement only;

(c)

only make available the Confidential Information of the other Party or the other Party’s Affiliates to its own employees and consultants as well as to the employees and consultants of its Affiliates or Sub-Distributors and to its Affiliates or Sub-Distributors (approved in accordance with Section 2.7(a)) themselves, provided that these:

(i)	require knowledge of the Confidential Information for the performance of the receiving Party’s obligations under this Agreement;

(ii)	have been informed about the confidentiality of such Confidential Information; and

(iii)	are bound to keep such Confidential Information confidential in a manner consistent with the receiving Party’s obligation under this Agreement;

(d)

inform the other Party if Confidential Information of that Party or that Party’s Affiliates becomes known without authorization or is inappropriately used and take reasonable measures in order to prevent improper distribution and use of such Confidential Information;

(e)

upon request and at the option of the disclosing Party, upon expiry of this Agreement at the latest, return the Confidential Information received from the disclosing Party to that Party, and destroy or delete all copies of Confidential Information and confirm this in writing to such Party. The following will be excluded from these obligations:

(i)

the secure retention of copies of Confidential Information, to the extent retention is required by law, guidelines from professional or self-regulating organizations or an order of a Governmental Authority or a self-regulating organization;

(ii)	back-up copies in accordance with customary business practice and by means of an automated, secured data back-up system.

(f)

For clarity, Acutus’ rights above to use and disclose exclude the right to do so for the benefit any product that is not a Product or for any product that is a Competing Product relative to any Bio Product.

10.2	Exceptions

(a)	If a Party is obliged to disclose Confidential Information received from the other Party by law or by order of a Governmental Authority or a self-regulating organization, the following will apply:

(i)	the disclosure will be limited to the necessary extent;

(ii)

the receiving Party will inform the disclosing Party to the extent permitted prior to the disclosure, will coordinate the next steps with the disclosing Party in order to guarantee that Confidential Information received from the other Party is kept confidential to the greatest extent possible.

(b)

If a Party is obliged to disclose Confidential Information received from the other Party to internal or external auditors due to compliance regulations, such disclosure is to be limited to the necessary extent and the provisions of Section 10.2(a) will apply by analogy.

11.	Data Protection

(a)

The Parties represent that, regarding any operation or set of operations which is performed upon information relating to identified or identifiable natural persons in relation with this Agreement (Personal Data), each Party determines the purposes and means of the processing of Personal Data individually (Sole Controller) in accordance with the data protection laws applicable to the processing of Personal Data by a Party (Data Protection Legislation). Each Party individually must determine whether it has the lawful basis for any processing of Personal Data and will comply with its obligations under applicable Data Processing Legislation. Each Party will share Personal Data with the other Party if necessary for purposes of this Agreement or for fulfilment of statutory functions, provided such sharing is lawful. Each Party will process Personal Data received from or pertaining to the employees of the other Party and the other Party’s Affiliates, agents, auxiliaries and contractors only for purposes of this Agreement or for fulfilment of statutory functions.

(b)

The Parties will ensure that Personal Data is limited to what is necessary in relation to the purposes they are processed by applying data minimisation techniques where possible such as reducing or replacing personal identifiers or aggregating data. Each Party will respond to enquiries from data subjects and supervisory authorities concerning its processing of Personal Data within a reasonable time. Requests concerning the other Party’s processing of Personal Data will be forwarded to the other Party without delay. Each Party will appoint a contact person authorized to receive such forwarded requests.

(c)

If the transfer or disclosure of Personal Data by a Party to recipients in the receiving Party’s jurisdiction is restricted under the Data Protection Legislation, the Parties will, on either Party’s request, take appropriate measures as may be required or permitted by the Data Protection Legislation for the lawful transfer of Personal Data to the receiving Party, including, in particular, the Set II controller—controller clauses set forth in the European Commission Decision 2004/915/EC, dated 27 December 2004—in which the Commission approved an alternative set of model clauses for transfers from data controllers in the EEA to data controllers outside the EEA, which are hereby incorporated by reference.

12.	Term and Termination of this Agreement

12.1	Term

(a)	This Agreement will come into effect on the Effective Date and will continue for a period of seven (7) years (the Initial Term).

(b)

The Parties will agree in writing until the fifth (5th) anniversary of the Effective Date whether or not this Agreement is to be extended beyond the Initial Term. If the Parties agree on an extension, this Agreement will continue after the Initial Term for an additional three (3)-year period (a Prolongation Term). In each Prolongation Term, the Parties will conduct good faith negotiations on whether or not the Agreement will be extended for a successive Prolongation Term (i.e., an additional three (3) year period) and will seek to determine whether or not there will be prolongation (if applicable) no later than one (1) year prior to the expiration of the then current Prolongation Term. If the Parties do not agree to extend this Agreement beyond the Initial Term or the then current Prolongation Term, it will terminate on expiry of such Initial Term or Prolongation Term.

12.2	Termination for Good Cause

(a)

Each Party will have the right to terminate this Agreement with immediate effect by written notice for good cause (aus wichtigem Grund), provided that the other Party has failed to cure such good cause within thirty (30) days of being informed by the terminating Party in writing of the good cause, unless such cure can reasonably be excluded. Good cause is deemed to mean any material failure to comply with any term of this Agreement or the Quality Management Agreement. Good cause includes any event caused or controlled by one Party that makes continuation of this Agreement unconscionable for the other Party due to the adverse effect of such event on the business and/or the reputation of the other Party, and includes any material breach of Section 2.5 (Sales Outside the Territory), Section 4.2.5 (Sale or Import without Marketing Authorization Approval), Section 5.8 (No Modifications to the Products), and Section 10 (Confidentiality). For the avoidance of doubt, a Party enforcing the obligations under this Agreement will not constitute good cause entitling the other Party to terminate the Agreement.

(b)

Each Party will have the right to terminate this Agreement with immediate effect by written notice in case of insolvency, moratorium, receivership or liquidation with regard to the other Party, or any similar circumstances that are likely to substantially affect the other Party’s ability to carry out that Party’s material obligations under this Agreement, provided that the Party that is subject to the insolvency, moratorium, receivership, liquidation, or similar circumstances has failed to provide adequate assurances of continued performance within thirty (30) days of the terminating Party requesting such assurances in writing, unless it can reasonably be excluded that the other party will provide such assurances. In the case of insolvency, moratorium, receivership or liquidation of any Sub-Distributor, or any similar circumstances that are likely to substantially affect the Sub-Distributor’s ability to carry out its material obligations under this Agreement, Acutus shall notify Biotronik in writing of such circumstance and Acutus shall terminate the Sub-Distributor upon request by Biotronik.

(c)

Biotronik will have the right to terminate this Agreement for all countries or on a country-by-country basis by giving written notice of termination to Acutus specifying in the notice that it is being provided by Acutus pursuant to this Section 12.2(c):

(i)

in the event of a Change of Control of Biotronik that closes during the Initial Term, with termination of this Agreement to be effective on the earlier of (i) the third (3rd) anniversary of the closing date of the respective Change of Control, or (ii) the end of the Initial Term. In the event of a Change of Control of Biotronik that closes during a

Prolongation Term, unless this Agreement has already been terminated or expires earlier pursuant to its terms, Biotronik will have the right to terminate this Agreement with termination to be effective on the earlier of (i) the third (3rd) anniversary of the closing date of the respective Change of Control, or (ii) the end of the then-current Prolongation Term. All notices of termination pursuant to this Section 12.2(c)(i) must be given no later than six (6) months after the closing date of the respective Change of Control.

(ii)

in the event of a Change of Control of Acutus that closes during the Initial Term, with termination of this Agreement to be effective on the earlier of (i) the third (3rd) anniversary of the closing date of the respective Change of Control, or (ii) the end of the Initial Term. In the event of a Change of Control of Acutus that closes during a Prolongation Term, unless this Agreement has already been terminated for any other reason or expires earlier pursuant its terms, Biotronik will have the right to terminate this Agreement with termination to be effective on the earlier of (i) the third (3rd) anniversary of the closing date of the respective Change of Control, or (ii) the end of the then-current Prolongation Term. All notices of termination pursuant to this Section 12.2(c)(ii) must be given no later than six (6) months after the closing date of the respective Change of Control.

(iii)

In the event of a Change of Control of a Sub-Distributor, Biotronik has the right to withdraw its approval of the Sub-Distributor by providing written notice of such withdrawal to Acutus. Acutus agrees that no Bio Product will be distributed by any such Sub-Distributor more than twelve (12) months after Biotronik provides such notice.

(iv)

Acutus shall diligently, and in a manner that minimizes adverse impact on Product sales and relationships, transition distribution of Products to Biotronik for all countries in the Territory during the six month period following the date of Biotronik’s or Acutus’ notice (unless Biotronik specifies a shorter transition period).

(v)

If notice of termination pursuant Section 12.2(c)(i) or 12.2(c)(ii) is given during the Initial Term and if at the time of the notice of termination, Acutus has an exclusive distribution right for certain Bio Products in the U.S. or in China pursuant to Section 4.2.3(b) or Section 4.2.4(b), then this Agreement (including Acutus’ distribution rights and exclusivity) shall survive termination for the Bio Products for which Acutus has such exclusive distribution right, but solely in the countries where Acutus has such exclusive distribution right (i.e., partial termination), and the Agreement shall terminate with regard to such Bio Products in such countries at the end of the Initial Term, unless terminated earlier by either Party in accordance with the other terms of this Agreement. Additionally, in such event, any obligation for Acutus to assign MAA’s to Biotronik for such countries shall not apply until the end of the Initial Term, notwithstanding anything to the contrary.

(d)

Acutus will have the right to terminate this Agreement by giving written notice of termination to Biotronik for all countries or on a country by country basis in the event of a Change of Control of Biotronik where the Acquiring Party of Biotronik is a Competing Company, with effect as of thirty (30) days after such notice by Acutus, provided that such notice must be given by Acutus to Biotronik no later than ninety (90) days after the closing date of the Change of Control.

12.3	Effects of Termination

12.3.1	Surviving Obligations

The following Sections will survive termination or expiry of this Agreement (including as imposed on Sub-Distributors in accordance with Section 2.7(b), if applicable): Section 2.9.5(c) (until any applicable assignment has been completed), Section 3.3 (for Products that have been distributed under this Agreement), Section 3.5(e) (a final report covering all Product sales under this Agreement, including any after termination or expiration), Section 3.7(a) (until all Bio Product distribution has ended), Section 3.10 (After-Sales Services), Section 4.1 (Quality Management), Section 5.10, Section 5.11 (Warranty), Section 6 (Liability), Section 7 (Indemnification), Section 9, Section 10 (Confidentiality), Section 11, Section 12.3 (Effects of Termination), and Section 13. Acutus’ responsibility for Affiliates and Sub-Distributors, as stated in Section 2.7(a), shall survive any termination or expiration of this Agreement. Obligations of a Party to reimburse the other in accordance with the terms of this Agreement shall survive to the extent the reimbursement obligation accrued during the term of the Agreement. All sublicenses granted by Acutus to any Sub-Distributors shall terminate upon any termination or expiration of this Agreement. All other provisions of this Agreement shall terminate, and have no further force or effect, upon any termination or expiration of this Agreement.

12.3.2	Right to Represent the Products

(a)	On the effective date of any termination or expiry of this Agreement and after the Sell-Off Period, the right of Acutus to represent and sell the Products ends.

(b)

On the effective date of termination or expiry of this Agreement and after the Sell-Off Period, Acutus will avoid any remarks and the use of any materials or equipment giving rise to the impression that it continues to be an appointed distributor for sales of or authorized to provide service, maintenance or support for any Products.

(c)

In the event of any termination or expiration of this Agreement (as a whole or in any country), Acutus shall cooperate reasonably with Biotronik, for a period of up to six (6) months after any termination or expiration, in order to transition distribution of the Products back to Biotronik or its designee smoothly and without adverse impact to ongoing distribution of the Products and relationships. To the extent Acutus continues sales under Section 12.3.4 after such six (6) month period, Acutus shall continue such collaboration and efforts to effect a smooth transition so long as Acutus continues such sales. Acutus shall cause all Sub-Distributors to cooperate in the same manner if a Sub-Distributor is terminated.

12.3.3	Intellectual Property

On the effective date of termination or expiry of this Agreement and after the Sell-Off Period, each Party’s rights to use the other Party’s Intellectual Property Rights pursuant to this Agreement cease; except that Biotronik’s rights to use any Intellectual Property Rights of Acutus in or to any Regulatory Materials or Clinical Data shall survive.

12.3.4	Products in Stock

(a)

Biotronik will have the right but not the obligation to repurchase from Acutus a part of or all Bio Products that Acutus and its Affiliates have in stock as of the effective date of termination or expiry of this Agreement and that Acutus has purchased from Biotronik, at the net price originally paid by Acutus (FCA Carlsbad, Incoterms 2020), except to the extent Bio Products have already been sold to Third Party customers as of the date of receipt by Acutus of Biotronik’s notice of intent to repurchase stock or to the extent Acutus is obligated to fulfil its existing contractual or tender obligations, as provided in Section 12.3.4(b) below. Biotronik may exercise its option according to this Section 12.3.4(a) in writing no later than on the effective date of the termination of this Agreement or, if this Agreement is terminated with immediate effect, within one (1) month after the effective date of termination. Acutus will, on Biotronik’s request, inform Biotronik of the Bio Products in Acutus’ and its Affiliates’ stock. Biotronik has the right to exercise its rights under this Section 12.3.4 on a country-by-country basis with regard to Bio Products in stock in the respective country if Acutus’ rights are terminating for less than the entire Territory. Acutus has the right to retain and sell all OEM Products after any termination or expiration of this Agreement.

(b)	If Biotronik exercises its option according to Section 12.3.4(a), Biotronik will for a period of twenty-four (24) months after the effective date of the termination permit Acutus to:

(i)	fulfill contractual obligations to Third Parties that Acutus entered into before notice of termination, and

(ii)	serve tenders for which Acutus has submitted offers to Third Parties before notice of termination,

provided that, on Biotronik’s reasonable request, Acutus produces documentary evidence that the requirements of (i) and (ii) are fulfilled. For this purpose Biotronik will allow Acutus to keep existing Bio Products in stock, and Biotronik will sell additional Products to Acutus during such twenty four (24) month period under the terms and conditions of this Agreement as in force at the when Acutus’ request under this Section 12.3.4(b) is provided to Biotronik. Notwithstanding anything to the contrary, under no circumstances shall any Bio Product be sold by or under authority of Acutus (i) after any expiration of this Agreement; and (ii) more than twenty (24) months after any termination of this Agreement.

(c)

If Acutus keeps existing Bio Products in stock or has purchased additional Bio Products in order to serve tenders according to Section 12.3.4(b)(ii) and Acutus has not won such tender, Acutus will inform Biotronik within ten (10) days of the final decision relating to such tender, and Biotronik will have the right but not the obligation to repurchase from Acutus some or all of the Bio Products that Acutus has in stock or has bought from Biotronik in view of such tender at the net price originally paid by Acutus. Biotronik may exercise its option according to this Section 12.3.4(c) in writing within thirty (30) days of Acutus informing Biotronik of the final decision relating to such tender.

(d)

If Biotronik chooses not to exercise its option pursuant to 12.3.4(a), Acutus will have the right for a period of twelve (12) months starting from the effective date of termination, in accordance with this Agreement, to sell the remaining Bio Products purchased from Biotronik (the Sell-Off Period). After the Sell-Off Period, Biotronik will for a period of twelve (12) months permit Acutus to:

(i)	fulfill contractual obligations that Acutus has entered into before notice of termination, and

(ii)	serve tenders for which Acutus has submitted offers before notice of termination,

provided that, on Biotronik’s reasonable request, Acutus produces documentary evidence that the requirements of (i) and (ii) are fulfilled. For this purpose, Biotronik will sell additional Bio Products to Acutus at the terms and conditions of this Agreement. Thereafter, Acutus will not be authorized to sell Bio Products. Acutus will inform Biotronik of any remaining Bio Products purchase from Biotronik, and Biotronik will have the right to take these Bio Products back at no cost to Acutus. Otherwise, Acutus will destroy of them as waste.

(e)	Nothing contained in this Agreement shall restrain Acutus from selling OEM Products in stock after termination or expiry of this Agreement.

12.3.5	Marketing Authorization Approvals

(a)

If, upon the effective date of termination or expiry of this Agreement and after the Sell-Off Period, Acutus, its Affiliate, or any Sub-Distributor owns or holds any Marketing Authorization Approvals for any Bio Products in any country of the Territory, Acutus, the Affiliate and Sub-Distributor will at no cost or expense to Biotronik, assign and transfer all right, title and interest in and to any and all such Marketing Authorization Approvals to Biotronik, subject to applicable regulatory requirements.

(b)

If an assignment or transfer of a Marketing Authorization Approval according to Section 12.3.5(a) is not possible, then Acutus, the Affiliate and Sub-Distributor shall take such action to the extent allowed by applicable law to enable Biotronik to otherwise benefit from the respective Marketing Authorization Approval after the effective date of termination or expiry of this Agreement to the extent reasonably possible, including providing copies of all MAA’s, Clinical Data, and Regulatory Materials as well as rights of reference .

12.3.6	No Indemnity

Acutus agrees that the terms of this Agreement enable Acutus to recover equitable benefits from its investments in the marketing of the Products, and that the position of Acutus is not similar to that of an agent. Accordingly, Acutus will not be entitled to an indemnity for goodwill or similar compensation, or any other damages or compensation in case of any termination or expiration of this Agreement, even if Acutus has significantly developed Biotronik’s business in the Territory and Biotronik continues to derive substantial benefits from the business generated by Acutus after the date of termination or expiration; including if such termination is a termination under Section 12.2(c).

13.	Miscellaneous

13.1	No Set-Off

Each Party waives its right to set off any claim made by the other Party against it under or in connection with this Agreement against a claim that it has itself against the other Party.

13.2	Entire Agreement and Annexes

(a)

This Agreement including all Annexes, which are an integral part of this Agreement, and the Quality Management Agreement, and those portions of the License and Distribution Agreement (if any) which are incorporated by reference, constitutes the complete agreement between the Parties regarding its subject matter and supersedes all other prior and contemporaneous oral and/or written agreements, representations and/or communications, concerning the subject matter hereof.

(b)

To the extent of any conflict between any provision of the body of this Agreement and any provision of an Annex, the provision of the body of this Agreement will prevail, provided that appropriate measures according to Section 11 will prevail over conflicting provisions of the body of this Agreement.

13.3	Written Notices

Any written notice with regard to this Agreement will be delivered by mail, e-mail or fax to

Acutus:

Acutus Medical, Inc.

2210 Faraday Ave Suite

100 Carlsbad 92008, California

U.S.A.

Attn.:   [                            ]

Phone: [                            ]

Email: [                            ]

Biotronik:

Biotronik SE & Co. KG

Woermannkehre 1

12359 Berlin

Germany

Attn.:   [                            ]

Phone: [                            ]

Email: [                            ]

Each change of address will be communicated to the other Party in the same way.

13.4	Severability

If any provision of this Agreement is held to be unenforceable or invalid, then that provision is to be construed either by modifying it to the minimum extent necessary to make it enforceable and valid (if permitted by law) or disregarding it (if not). If an unenforceable or invalid provision is modified or disregarded in accordance with this Section 13.4, the rest of the Agreement is to remain in effect as written, and the unenforceable and invalid provision is to remain as written in any circumstances other than those in which the provision is held to be unenforceable and invalid; provided that such continuation of the Agreement, with the modified and/or disregarded provision, is not materially inconsistent with the original intent of the Parties in entering into this Agreement. This rule applies by analogy to contractual omissions, intended or unintended.

13.5	Amendments

Any amendment or supplementation of this Agreement will require a written document executed by both Parties. The written form requirement may be dispensed only in writing.

13.6	No Waiver

Failure by either Party to take any action or assert any right hereunder will not be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right, except if expressly agreed otherwise.

13.7	Assignment

(a)	Except as provided in Section 13.7(b), neither Party may assign or otherwise transfer this Agreement or its rights or obligations under this Agreement, in whole or in part, to any Third Party except with the prior written consent of the other Party.

(b)

Each Party has the right to assign this Agreement to any of its Affiliates. In the event of a Change of Control with respect to a Party, such Party has the right to assign this Agreement to the Third Party that acquires control of such Party or an affiliate of such Third Party, subject to Section 13.7(c) below.

(c)

If Acutus or Biotronik undergoes a Change of Control during the Initial Term of the Agreement, the Party undergoing the Change of Control (or its successor or permitted assign) shall be bound in all respects to the terms and conditions of this Agreement for a period of the shorter of (a) the 3 year anniversary of the closing of the Change of Control, or (b) the remaining period of the Initial Term of the Agreement. If Biotronik or Acutus undergoes a Change of Control during a Prolongation Term, the Party undergoing the Change of Control (or its successor or permitted assign) shall be bound in all respects to the terms and conditions of Agreement for the shorter of (a) the remaining duration of the Prolongation Term or (b) 3 year anniversary of the closing of the Change of Control.

13.8	Applicable Law and Jurisdiction

(a)	This Agreement will be governed by the substantive laws of Switzerland, to the exclusion of the UN Convention on Contracts for International Sale of Goods (CISG) of 11 April 1980.

(b)

In the event of any dispute arising out of or in relation to this Agreement, the Parties will refer the dispute to senior executive officers and such senior executive officers will attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute according to this Section 13.8(b) within thirty (30) days of referring such dispute to senior executive officers, if it cannot reasonably be expected that the dispute will resolved according to this Section 13.8(b) within thirty (30) days and in case of urgency, any such dispute will be resolved pursuant to Section 13.8(c).

(c)

Any dispute, controversy or claim arising out of or in relation to this Agreement and all purchases and deliveries within the framework of this Agreement, including the validity, invalidity, breach, or termination thereof, as well as pre-contractual and extra-contractual related issues, will be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers’ Arbitration Institution in force on the date on which the Notice of Arbitration is submitted in accordance with these Rules. The number of arbitrators will be three (3). The seat of the arbitration will be Zurich. The arbitral proceedings and all pleadings, filings, written evidence, decisions and other relevant documents shall be in English and any written evidence in a language other than English shall be submitted with an English translation. All and any awards will be final and binding on the Parties, but subject to any rights of appeal and rights of revision from all and any awards insofar allowed under applicable law. All and any awards may be entered as final judgment in any court of competent jurisdiction as necessary to enforce the award.

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(THE NEXT PAGE IS THE SIGNATURE PAGE)

Signatures

BIOTRONIK SE & CO. KG

Berlin, 11 MAY 2020	/s/ Dr. Daniel Bühler
Place, date	By: Dr. Daniel Bühler Title: Managing Director

Berlin, 11 MAY 2020	/s/ Dr. Ralf Lieb
Place, date	By: Dr. Ralf Lieb Title: Managing Director

ACUTUS MEDICAL, INC.

Carlsbad, California May 10, 2020	/s/ Vince Burgess
Place, date	By: Vince Burgess Title: Chief Executive Officer

Annex 1(a) – Definitions

Acutus Trademark means any trademark, trade name, trade dress, service mark, logo or similar mark, whether or not registered or registerable, of Acutus or its Affiliates.

Acquiring Party shall have the meaning as defined in the Change of Control definition.

Affiliate means, with respect to any person or entity specified, any other person or entity that Controls or is Controlled by or is under common Control with the person or entity specified. For the purpose of this Agreement, Control means direct or indirect beneficial ownership by any person or entity of more than fifty percent (50%) of shares of stock entitled to vote for the election of directors in the case of a corporation, or more than fifty percent (50%) of the corresponding equity interest in the case of any other type of legal entity or status as a general partner in any partnership, in each case sufficient to, directly or indirectly through one or more intermediaries, control the board of directors or equivalent governing body of a corporation or other entity and cause the direction of the management and policies of the corporation or other entity.

Agreement means this distribution agreement including all of its Annexes.

AlCath Bio Products means Bio Products with the letters “AlCath” being a part of the product name.

Annex means an annex attached to this Agreement on the Effective Date, as such annexes are updated from time to time solely in accordance with this Agreement.

Annual Business Plan Session has the meaning defined in Section 3.4.

Annual Purchase Targets has the meaning defined in Section 3.5(a).

Bio Products means the products listed in Annex 2.1(a), excluding the OEM Products.

Biotronik Trademark means any trademark, trade name, trade dress, service mark, logo or similar mark, whether or not registered or registerable, of Biotronik or its Affiliates.

Business Day means every calendar day except (i) Saturdays and Sundays, (ii) public holidays in Berlin, Germany or San Diego, California, USA, and (iii) 24 and 31 December.

Change of Control means, with respect to a Party, any of the following events:

(a)

a Third Party becomes the beneficial owner, directly or indirectly, of more than sixty-seven percent (67%) of the total voting power of the capital stock then outstanding of such Party normally entitled to vote in elections of directors;

(b)	a Party conveys, transfers, leases or assigns all or substantially all of its business and assets to any Third Party, whether resulting from merger, acquisition, consolidation, or otherwise.

For purposes of this definition of “Change of Control” only, references to (A) “beneficial ownership” (and other correlative terms) means beneficial ownership as defined in Rule 13d-3 under the Exchange Act, and (B) “group” means group as defined in the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof. The Third Party or other corporation or entity which effects a Change of Control with respect to a Party shall be referred to as the “Acquiring Party”. Notwithstanding the foregoing, in no event shall a sale of capital stock for the purpose of financing Acutus, Biotronik, and/or their Affiliate, including to underwriters of a public offering of the capital stock of Acutus, Biotronik, and/or their Affiliate, constitute a Change of Control.

Claimed Bio Product has the meaning defined in Section 5.11.4(a).

Clinical Data means all data, information, and documentation (each in draft or complete form) generated by conducting and/or analyzing a Clinical Trial (whether or not completed) hereunder, in whatever form, whether stored as hard copy or in electronic form, including raw data to the extent legally permissible, study data, all study reports, case reports, filings, monitor reports, notices, books, records, informed consent forms, other files (or parts thereof), or any information related thereto.

Clinical Trial means a human clinical study conducted on human subjects that is designed to (a) establish that a medical device is reasonably safe for continued testing; (b) investigate the safety and efficacy of the medical device for its intended use, and to define warnings, precautions, and adverse reactions that may be associated with the medical device in the manner to be prescribed; or (c) support Marketing Authorization Approval or label expansion of such medical device.

CO means the Swiss Code of Obligations (OR).

Competing Product means, with respect to a Bio Product, a product with the same or substantially the same indication as such Bio Product, including having the ability for on-label use in similar procedures, provided that such product can reasonably be considered to directly compete with such Bio Product. For the avoidance of doubt, non-electrophysiology products of Biotronik and its Affiliates will not be considered Competing Products.

Competing Company means the entities listed in Annex 2.3 and their respective Affiliates. Biotronik will have the right, upon written notice to and subject to reasonable consultation with Acutus, to adapt Annex 2.3 at any time to include new entities; provided that such new entity is an actual or potential competitor of Biotronik. Biotronik will without undue delay remove any entity from Annex 2.3 that is no longer an actual or potential competitor of Biotronik. Biotronik will inform Acutus about any such adaptions of Annex 2.3 in writing.

Confidential Information of a Party or that Party’s Affiliates means any and all information, regardless of its form and the type of disclosure (in particular documents, data files, charts, sketches, plans, e-mails, and oral information), which:

(a)

such Party or an Affiliate of such Party’s makes directly or indirectly available to the other Party in connection with this Agreement or has already made available prior to the conclusion of this Agreement under obligations of confidentiality; and

has been identified as “confidential” or which is confidential by nature (in particular financial data, sales figures, know-how, and customer lists).

Information made available by either Party or an Affiliate will not be deemed Confidential Information in the event:

(a)	it was or has become publicly known without the receiving Party being involved in breach of its obligations or otherwise being responsible for it;

the receiving Party has created or obtained the information itself independently of the disclosure by the disclosing Party, whether prior to or after such disclosure by the disclosing Party, provided that the receiving Party may assume in good faith that no confidentiality obligations have been breached thereby and that it may use and/or disclose this information; or

the disclosing Party has explicitly excluded from the confidentiality obligations in writing.

Control has the meaning set forth in the definition of Affiliate above.

Data Protection Legislation has the meaning defined in Section 11(a).

Effective Date means the date of execution of this Agreement by both Parties.

EU Model Clauses means the standardized contractual clauses issued or approved by the EU Commission or other competent EU authorities during the Agreement for the transfer of Personal Data to third country recipients.

Field means atrial and ventricular catheter-based heart rhythm diagnostics and radiofrequency point-by-point cardiac ablation with 3D imaging and mapping. For the avoidance of doubt, the following product categories are included in the Field: Diagnostic, steerable, introducer and transseptal catheters, high-power-short-duration (SW adaptation and/or ablation device hardware adaptation and/or catheter improvement), ECG recording systems, irrigation pumps, esophageal temperature probes, deviators, and transseptal access tools. For the avoidance of doubt, and without limitation, the following product categories are considered to be outside of the Field: Products for electroporation (ablation devices and/or catheters), single shot PV-isolation systems with any energy source (cryo, radiofrequency, heat, or laser), and left atrial appendage occluder devices.

Force Majeure has the meaning defined in Section 9(a).

Governmental Authority means any court, agency, department, authority, or other instrumentality of any multi-national, national, state, county, city, province, or other political subdivision.

IDE means investigational device exemption.

Immediately means, with respect to any obligation of a Party hereunder to act in a certain manner upon the occurrence of any event, as soon as possible upon becoming aware of such event and without delay, and in any case within one (1) Business Day.

Indemnitee has the meaning defined in Section 7.3(a).

Indemnitor has the meaning defined in Section 7.3(a).

Individual Purchase Order means any purchase order placed by Acutus with Biotronik for Products.

Initial Term has the meaning defined in Section 12.1(a).

Intellectual Property Rights means all and any intellectual property rights, including any copyrights, utility model rights, design rights, patent rights, trademark rights, topography rights, trade secret rights, know-how rights, rights in databases as well as any other proprietary rights, in all cases whether or not registered or registerable.

Lead Time means eight (8) calendar weeks. In case of FCA (Incoterms 2020), the Lead Time will be calculated from the date of the respective Individual Purchase Order receipt by Biotronik to the date the purchased Bio Products are ready to be picked up from the pick-up point designated by Biotronik, provided that if the last day of the Lead Time is not a Business Day, the Lead Time will end on the following Business Day.

License and Distribution Agreement means the agreement titled “License and Distribution Agreement,” entered into between the Parties and VascoMed GmbH, having an effective date of June 28, 2019

Manufacturer of Record shall mean the natural or legal person responsible for the design, manufacture, packaging and labelling of a medical device before it is placed on the market, regardless of whether these operations are carried out by that person or on his behalf by a Third Party.

Marketing Authorization Approval or MAA means, with respect to a product in any country or jurisdiction, any approval, registration, license, or authorization from a Regulatory Authority or other Governmental Authority in that country or jurisdiction that is necessary to offer for sale, market, and sell such product in such country or jurisdiction.

Multicath Bio Products means Bio Products with the letters “MultCath” being a part of the product name.

New Products means the New Products in the Field and the New Products Outside The Field.

New Products In The Field has the meaning defined in Section 2.9.3(a).

New Products Outside The Field has the meaning defined in Section 2.9.3(b).

Notice of Breach has the meaning defined in Section 5.11.3(a)

OEM Products mean products of which neither Biotronik nor any of its Affiliates are the Manufacturer of Record as defined Annex 2.1(b).

Personal Data has the meaning defined in Section 11(a).

Price has the meaning defined in Section 5.9(a).

Product Specification means, with respect to a Bio Products, any and all requirements to the respective Bio Products, including technical, physical, chemical, environmental, labelling, packaging and supplementary requirements as exclusively described in respective product specification as included in Annex 2.1(a).

Products means, collectively, Bio Products and OEM Products.

Prolongation Term has the meaning defined in Section 12.1(a).

Quality Management Agreement or QMA means the agreement attached to this Agreement in Annex 4.1.

Ramp-Up Period has the meaning set forth in Section 2.3(b) and further specified on a country-by-country basis in Annex 2.1.

Regulatory Authority means any Governmental Authority responsible for granting Marketing Authorization Approval for a product the Territory.

Regulatory Materials means all filings and supporting documents submitted to (or retained for purposes of satisfying requirements of) any Regulatory Authority relating to any Bio Product, and all data contained therein, including, without limitation, advertising and promotion documents, adverse event files, complaint files and manufacturing records.

Removed Product has the meaning defined in Section 2.9.5(a).

Section means a section of this Agreement.

Sell-Off Period has the meaning defined in Section 12.3.4(d)

Shelf-Life Period means, with respect to sterile Products, their maximum approved shelf life.

Sub-Distributor has the meaning defined in Section 2.7(a).

Territory means the territory defined in Annex 2.1.

Third Party means a party other than Acutus, Biotronik and the Affiliates of each.

Third Party Analysis has the meaning defined in Section 5.11.4(d).

ViaCath Bio Products means Bio Products with the letters “ViaCath” being a part of the product name.

Warranty has the meaning defined in Section 5.11.1(a)

Warranty Claim has the meaning defined in Section 5.11.3(a).

Warranty Period has the meaning defined in Section 5.11.2.

Annex 2.1 – Territory and Ramp-Up Period

The Territory will comprise of the following countries, for which the defined Ramp Periods will apply respectively:

Territory	Ramp-Up Period	Notes

USA	12 months

Canada	12 months

China	24 months

Hong Kong	24 months

Sweden	12 months

Denmark	12 months

Iceland	12 months

Finland	12 months

Norway	12 months

UK	24 months

Ireland	24 months

The Netherlands	24 months

Belgium	24 months*	[****]

Luxemburg	24 months

France	24 months

Italy	24 months*	[****]

Spain	24 months*	[****]

Portugal	24 months

*	Ramp-Up period for this country begins once Acutus is cleared to begin distribution in accordance with Section 2.3(d) in such country.

Annex 2.1(a) – Bio Products

Annex 2.1(b) – OEM Products

Annex 2.5 – Competing Companies

Annex 3.5 – Annual Purchase Targets

Annex 4.1 – Quality Management Agreement